                                                                                    Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT dated as of March 31, 2006 (this “Agreement”), among SCIENTIFIC GAMES CORPORATION (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”), under the Credit Agreement dated as of December 23, 2004, as amended (as in effect on the date hereof, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto and the Administrative Agent.

WHEREAS the Borrower has requested, and the Restatement Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, that (a) the Tranche C Term Lenders referred to below extend credit in the form of Tranche C Term Loans on the Restatement Effective Date in an aggregate principal amount equal to $100,000,000, (b)  the Incremental Multicurrency Revolving Lenders referred to below extend credit in the form of Multicurrency Revolving Commitments on the Restatement Effective Date in an aggregate principal amount equal to $50,000,000 and (c) the Existing Credit Agreement be amended and restated as provided herein.

NOW, THEREFORE, the Borrower, the Restatement Lenders and the Administrative Agent hereby agree as follows:

SECTION 1.   Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement referred to below. As used in this Agreement, “Restatement Lenders” means, at any time, (a) the Tranche C Term Lenders referred to below, (b) Incremental Multicurrency Revolving Lenders referred to below and (c) the Required Lenders under (and as defined in) the Existing Credit Agreement.

SECTION 2.   Restatement Effective Date. (a) The transactions provided for in Sections 3, 4 and 5 hereof shall be consummated at a closing to be held on the Restatement Effective Date at the offices of Cravath, Swaine & Moore LLP, or at such other time and place as the parties hereto shall agree upon.

(b)   The “Restatement Effective Date” shall be specified by the Borrower, and shall be a date, not later than May 15, 2006, as of which all the conditions set forth or referred to in Section 6 hereof shall have been satisfied. The Borrower, by giving not less than one Business Day’s written notice, (i) shall propose a date as the Restatement Effective Date to the Administrative Agent and (ii) may change a previously proposed date for the Restatement Effective Date. The Administrative Agent shall notify the Restatement Lenders of the proposed date. This Agreement shall terminate at 5:00 p.m., New York City time, on May 15, 2006, if the Restatement Effective Date shall not have occurred at or prior to such time.

SECTION 3.   Tranche C Term Commitments. Subject to the terms and conditions set forth herein, each Person identified on Schedule 2.1A hereto shall, as of the Restatement Effective Date, become a Tranche C Term Lender under the Amended Credit Agreement with a Tranche C Term Commitment in the amount set forth with respect to such Person on Schedule 2.1A hereto, and agrees to make Tranche C Term Loans in accordance with the terms and conditions of the Amended Credit Agreement. If the Borrower requests prior to the Restatement Effective Date that a Borrowing of Tranche C Term Loans be made on or after the proposed Restatement Effective Date, then (notwithstanding whether the Restatement Effective Date occurs) such request shall be made in the manner contemplated by the Amended Credit Agreement and the Borrower agrees that Section 4.11 of the Amended Credit Agreement shall apply if such Borrowing is not made on the date requested.

SECTION 4.   Multicurrency Revolving Commitments. (a) Subject to the terms and conditions set forth herein, as of the Restatement Effective Date, each Person identified on Schedule 2.1B hereto (an “Incremental Multicurrency Revolving Lender”) shall (i) in the case of any such Person that is not already a Multicurrency Revolving Lender under the Existing Credit Agreement, become a Multicurrency Revolving Lender under the Amended Credit Agreement with a Multicurrency Revolving Commitment in the amount set forth with respect to such Person on Schedule 2.1B hereto or (ii) in the case of any such Person that is already a Multicurrency Revolving Lender under the Existing Credit Agreement, have its Multicurrency Revolving Commitment under the Existing Credit Agreement increased by the amount set forth with respect to such Person on Schedule 2.1B hereto, and, in each case, agrees to make Multicurrency Revolving Loans and participate in other Multicurrency Revolving Extensions of Credit in accordance with the terms and conditions of the Amended Credit Agreement. Schedule 2.1C hereto sets forth the identity of each Multicurrency Revolving Lender and the amount of its Multicurrency Revolving Commitment under the Amended Credit Agreement as of the Restatement Effective Date after giving effect to the foregoing (but determined without giving effect to any assignments of Multicurrency Revolving Commitments under the Existing Credit Agreement that may become effective between the date of execution and delivery of this Agreement and the Restatement Effective Date). If the Borrower requests prior to the Restatement Effective Date that a Borrowing of Multicurrency Revolving Loans be made on or after the proposed Restatement Effective Date, then (notwithstanding whether the Restatement Effective Date occurs) such request shall be made in the manner contemplated by the Amended Credit Agreement and the Borrower agrees that Section 4.11 of the Amended Credit Agreement shall apply if such Borrowing is not made on the date requested.

(b)   On the Restatement Effective Date the Borrower shall pay all fees and interest accrued for the account of the “Multicurrency Revolving Lenders” under (and as defined in) the Existing Credit Agreement and prepay any and all “Multicurrency Revolving Loans” outstanding under (and as defined in) the Existing Credit Agreement in accordance with the Existing Credit Agreement (without prejudice to the Borrower’s right to borrow under and in accordance with the Amended Credit Agreement on the Restatement Effective Date in order to effect such prepayment).

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SECTION 5.   Amendment and Restatement of the Existing Credit Agreement; Loans and Letters of Credit; Amendment of Security Documents.

(a)   Effective on the Restatement Effective Date (i) the Existing Credit Agreement (excluding the annexes, schedules and exhibits thereto that are not attached as part of Exhibit A hereto) is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Amended Credit Agreement”), (ii) Schedule 2.1A hereto shall be deemed to be Schedule 2.1A to the Amended Credit Agreement, and (iii) the Multicurrency Revolving Commitments shall be those set forth on Schedule 2.1C hereto (as adjusted to give effect to any assignments of Multicurrency Revolving Commitments under the Existing Credit Agreement that may become effective between the date of execution and delivery of this Agreement and the Restatement Effective Date) and Schedule 2.1 of the Existing Credit Agreement shall be deemed amended to give effect thereto. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context otherwise requires, refer to the Amended Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Amended Credit Agreement.

(b)   All Dollar Revolving Commitments in effect under the Existing Credit Agreement on the Restatement Effective Date shall continue in effect under the Amended Credit Agreement, and all Dollar Revolving Loans, Swingline Loans, Dollar Letters of Credit, Multicurrency Letters of Credit and Tranche B Term Loans outstanding under the Existing Credit Agreement on the Restatement Effective Date shall continue to be outstanding under the Amended Credit Agreement, and on and after the Restatement Effective Date, the terms of the Amended Credit Agreement will govern the rights and obligations of the Borrower, the Lenders, the applicable Issuing Lenders and the Administrative Agent with respect thereto.

(c)   The amendment and restatement of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of the Borrower accrued or otherwise owing under the Existing Credit Agreement that have not been paid, it being understood that such obligations will constitute obligations under the Amended Credit Agreement.

(d)   The parties thereto that are Lenders under, and as defined in, the Existing Credit Agreement hereby waive any requirement under the Existing Credit Agreement of notice of prepayment of Multicurrency Revolving Loans under the Existing Credit Agreement provided for herein.

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(e)   The Restatement Lenders hereby consent to any amendment of the Security Documents that the Administrative Agent determines to be necessary or appropriate to implement the provisions of this Agreement.

SECTION 6.   Conditions. The consummation of the transactions set forth in Sections 3 through 5 of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)   The Administrative Agent (or its counsel) shall have received from each of the Borrower and the Restatement Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kramer Levin Naftalis & Frankel LLP, counsel for the Borrower and its Subsidiaries, substantially in the form of Exhibit B-1 hereto; and

(ii) the legal opinion of Martin E. Schloss, Senior Vice President and Secretary of the Borrower and its Subsidiaries, substantially in the form of Exhibit B-2 hereto.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Restatement Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Restatement Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)   Each of the conditions set forth in Section 6.2 of the Amended Credit Agreement shall be satisfied, and the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the Borrower, confirming satisfaction of the conditions set forth in paragraphs (a) and (b) of Section 6.2 of the Amended Credit Agreement.

(e)   The Administrative Agent shall have received all fees and other amounts due and payable in connection with this Agreement on or prior to the Restatement Effective Date, including, to the extent invoiced on or prior to the Restatement Effective Date, reimbursement or payment of all expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower.

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(f)   The Administrative Agent shall have received a completed Perfection Certificate dated the Restatement Effective Date and signed by an executive officer or financial officer of the Borrower, together with all attachments contemplated thereby.

(g)   To the extent not previously received, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an undated executed transfer form in blank) by the pledgor thereof or such other action is taken with respect to Pledged Stock of Foreign Subsidiaries as specified in the Guarantee and Collateral Agreement.

(h)   To the extent not previously received, the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3 of the Amended Credit Agreement), and each such document shall be in proper form for filing, registration or recordation.

(i)   The Administrative Agent shall have received such amendments to each Mortgage with respect to each Mortgaged Property as the Administrative Agent shall determine to be necessary or desirable in order to secure the additional extensions of credit contemplated by this Agreement, as well as endorsements to existing Title Policies insuring the Lien of each such Mortgage as so amended remains a valid first Lien on the Mortgaged Property described therein.

(j)   The Administrative Agent shall have received a Reaffirmation Agreement substantially in the form of Exhibit C hereto, executed and delivered by each Loan Party.

(k)   The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

(l)   The Borrower shall have complied with Section 4(b) of this Agreement.

(m)   Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the United States PATRIOT Act, to the extent reasonably requested through the Administrative Agent within a reasonable period of time prior to the Restatement Effective Date.

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The Administrative Agent shall notify the Borrower and the Restatement Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the consummation of the transactions set forth in Sections 3, 4 and 5 of this Agreement shall not become effective unless each of the foregoing conditions is satisfied at or prior to 5:00 p.m., New York City time, on May 15, 2006 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

SECTION 7.   Effectiveness; Counterparts; Amendments. This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of the Borrower, the Administrative Agent and the Restatement Lenders shall have been received by the Administrative Agent. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, the Administrative Agent and the Restatement Lenders. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.   No Novation. This Agreement shall not extinguish the Loans outstanding under the Existing Credit Agreement, except to the extent actually prepaid as provided herein. The provisions of Sections 4.9, 4.10, 4.11 and 11.5 of the Existing Credit Agreement will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Restatement Effective Date. This Agreement shall be a Loan Document for all purposes.

SECTION 9.   Notices. All notices hereunder shall be given in accordance with the provisions of Section 11.2 of the Amended Credit Agreement.

SECTION 10.   Applicable Law; Waiver of Jury Trial. (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B)   EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 11.16 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 11.   Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

                                SCIENTIFIC GAMES CORPORATION,

                                    By

                                        ________________________________________
                                        Name:
                                        Title:

7

                                JPMORGAN CHASE BANK, N.A.,
                                as Administrative Agent,

                                    By

                                        ________________________________________
                                        Name:
                                        Title:

8

               SIGNATURE PAGE TO THE AMENDMENT
           AND RESTATEMENT AGREEMENT AMONG
               SCIENTIFIC GAMES CORPORATION, THE LENDERS
               PARTY THERETO AND JPMORGAN CHASE BANK,
               N.A., AS ADMINISTRATIVE AGENT,

                Name of Institution:

                __________________________

                                    By:

                    __________________________
                                        Name:
                                        Title:

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SCHEDULES AND EXHIBITS

Schedules

Schedule 2.1A    Tranche C Term Commitments
Schedule 2.1B     Incremental Multicurrency Revolving Commitments
Schedule 2.1C     Pro Forma Multicurrency Revolving Commitments

Exhibits

Exhibit A             Amended and Restated Credit Agreement
Exhibit B-1           Form of Opinion of Kramer Levin Naftalis & Frankel LLP
Exhibit B-2           Form of Opinion of Martin E. Schloss
Exhibit C              Form of Reaffirmation Agreement

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                                                                                    EXHIBIT A

$500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of

December 23, 2004,

as Amended and Restated as of March 31, 2006

among

SCIENTIFIC GAMES CORPORATION,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

____________________________________________

J.P. MORGAN SECURITIES INC. and BEAR, STEARNS & CO. INC.,
as Joint Lead Arrangers and Joint Bookrunners for the Existing Credit Facilities,

BEAR STEARNS CORPORATE LENDING INC.,
as Syndication Agent for the Existing Credit Facilities,

and

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Bookrunner
for the Tranche C Term Loans and $50,000,000 Increase
in Multicurrency Revolving Commitments

TABLE OF CONTENTS

                                                                                          Page

Section 1.	DEFINITIONS	1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	31
1.3.	Currency Conversion	32
Section 2.	AMOUNT AND TERMS OF TRANCHE C TERM COMMITMENTS AND TERM LOANS	33
2.1.	Tranche C Term Commitments; Tranche B Term Loans	33
2.2.	Procedure for Tranche C Term Loan Borrowing	33
2.3.	Repayment of Term Loans	33
2.4.	Incremental Term Loans	34
2.5.	Commitment Fees	35
Section 3.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS	36
3.1.	Revolving Commitments	36
3.2.	Procedure for Revolving Loan Borrowing	36
3.3.	Swingline Commitment	37
3.4.	Procedure for Swingline Borrowing; Refunding of Swingline Loans	38
3.5.	Commitment Fees, etc	39
3.6.	Termination or Reduction of Revolving Commitments	40
3.7.	L/C Commitment	40
3.8.	Procedure for Issuance of Letters of Credit	40
3.9.	Fees and Other Charges	41
3.10.	L/C Participations	41
3.11.	Reimbursement Obligation of the Borrower	43
3.12.	Obligations Absolute	44
3.13.	Letter of Credit Payments	44
3.14.	Applications	45
Section 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	45
4.1.	Optional Prepayments	45
4.2.	Mandatory Prepayments	46
4.3.	Conversion and Continuation Options	47
4.4.	Limitations on Eurocurrency Tranches	48
4.5.	Interest Rates and Payment Dates	48
4.6.	Computation of Interest and Fees	49
4.7.	Inability to Determine Interest Rate	49

4.8.	Pro Rata Treatment and Payments	50
4.9.	Requirements of Law	52
4.10.	Taxes	54
4.11.	Indemnity	56
4.12.	Change of Lending Office	57
4.13.	Replacement of Lenders	57
4.14.	Evidence of Debt	58
4.15.	Illegality	58
4.16.	Foreign Currency Exchange Rate	59
Section 5.	REPRESENTATIONS AND WARRANTIES	59
5.1.	Financial Condition	59
5.2.	No Change	60
5.3.	Corporate Existence; Compliance with Law	60
5.4.	Power; Authorization; Enforceable Obligations	60
5.5.	No Legal Bar	60
5.6.	Litigation	61
5.7.	No Default	61
5.8.	Ownership of Property; Liens	61
5.9.	Intellectual Property	61
5.10.	Taxes	61
5.11.	Federal Regulations	61
5.12.	Labor Matters	62
5.13.	ERISA	62
5.14.	Investment Company Act; Public Utility Holding Company Act; Other Regulations	62
5.15.	Subsidiaries	62
5.16.	[Reserved]	62
5.17.	Environmental Matters	63
5.18.	Accuracy of Information, etc	64
5.19.	Security Documents	64
5.20.	Solvency	65
5.21.	Senior Indebtedness	65
5.22.	Regulation H	65
5.23.	Material Contracts	65
5.24.	Insurance	65
Section 6.	CONDITIONS PRECEDENT	65
6.1.	Conditions to Initial Extension of Credit	65
6.2.	Conditions to Each Extension of Credit	66
Section 7.	AFFIRMATIVE COVENANTS	66
7.1.	Financial Statements	66
7.2.	Certificates; Other Information	67
7.3.	Payment of Obligations	68

7.4.	Maintenance of Existence; Compliance	68
7.5.	Maintenance of Property; Insurance	68
7.6.	Inspection of Property; Books and Records; Discussions	69
7.7.	Notices	69
7.8.	Environmental Laws	70
7.9.	Additional Collateral, etc	70
7.10.	Further Assurances	72
7.11.	Use of Proceeds	73
7.12.	Hedging Arrangements	73
7.13.	Acknowledgement and Consent	73
7.14.	Lease Amendment	73
Section 8.	NEGATIVE COVENANTS	74
8.1.	Financial Condition Covenants.	74
8.2.	Indebtedness	74
8.3.	Liens	76
8.4.	Fundamental Changes	78
8.5.	Disposition of Property	78
8.6.	Restricted Payments	79
8.7.	Payment Blockage Notice	80
8.8.	Investments	80
8.9.	Payments and Modifications of Certain Debt Instruments	82
8.10.	Transactions with Affiliates	83
8.11.	Sales and Leasebacks	84
8.12.	Changes in Fiscal Periods	84
8.13.	Negative Pledge Clauses	84
8.14.	Clauses Restricting Subsidiary Distributions	84
8.15.	Lines of Business	85
8.16.	Hedge Agreements	85
Section 9.	EVENTS OF DEFAULT	85
Section 10.	THE AGENTS	89
10.1.	Appointment	89
10.2.	Delegation of Duties	89
10.3.	Exculpatory Provisions	89
10.4.	Reliance by Agents	90
10.5.	Notice of Default	90
10.6.	Non Reliance on Agents and Other Lenders	90
10.7.	Indemnification	91
10.8.	Agent in Its Individual Capacity	91
10.9.	Successor Administrative Agent	91
10.10.	Agents Generally	92
10.11.	Lead Arrangers and Syndication Agent	92

Section 11.	MISCELLANEOUS	92
11.1.	Amendments and Waivers	92
11.2.	Notices	95
11.3.	No Waiver; Cumulative Remedies	96
11.4.	Survival	96
11.5.	Payment of Expenses and Taxes	96
11.6.	Successors and Assigns	98
11.7.	Adjustments; Set off	101
11.8.	Counterparts	102
11.9.	Severability	102
11.10.	Integration	102
11.11.	GOVERNING LAW	102
11.12.	Submission To Jurisdiction; Waivers	102
11.13.	Acknowledgments	103
11.14.	Releases of Guarantees and Liens	103
11.15.	Confidentiality	104
11.16.	WAIVERS OF JURY TRIAL	104
11.17.	[Reserved]	104
11.18.	Conversion of Currencies	104
11.19.	Interest Rate Limitation	105

ANNEXES:
A	Pricing Grid

SCHEDULES:
1.1(a)	Mortgaged Property
1.1(b)	Specified Hedge Agreements
1.1(c)	Transfer Transactions
2.1	Commitments
2.1A	Tranche C Term Commitments and Multicurrency Revolving Commitments
3.7	Existing Letters of Credit
5.4	Consents, Authorization, Filings and Notices
5.6	Litigation
5.15(a)	Subsidiaries
5.15(b)	Outstanding Equity Commitments
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
5.22	Regulation H
5.23	Material Contracts
5.24	Insurance
8.2(d)	Existing Indebtedness
8.3(l)	Existing Liens
8.8(f)	Existing Investments
8.13(c)	Specified Contracts - Negative Pledge

v

8.13(d)	Specified Contracts - Prohibition of Assignment

EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Kramer Levin Naftalis & Frankel LLP
F-2	Form of Legal Opinion of Martin E. Schloss
G	Form of Exemption Certificate

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 23, 2004, as amended and restated as of March 31, 2006, among SCIENTIFIC GAMES CORPORATION, a Delaware corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement, and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, the Borrower, certain lenders party thereto and the Administrative Agent are parties to the Credit Agreement dated as of December 23, 2004, as amended (as in effect immediately prior to the Restatement Effective Date (as defined herein), the “Existing Credit Agreement”);

WHEREAS, the Borrower and the Administrative Agent are parties to an Amendment and Restatement Agreement with the Restatement Lenders (as defined therein) dated as of March 31, 2006 (the “Amendment and Restatement Agreement)”; and

WHEREAS, subject to the satisfaction of the conditions set forth in the Amendment and Restatement Agreement, the Existing Credit Agreement shall be amended and restated as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Currency”: as defined in Section 4.7(c).

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Restatement Effective Date, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans and (ii) the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Revolving Commitments then in effect, (iii) if the Revolving Commitments of a Class have been terminated, the amount of such Lender’s Revolving Extensions of Credit of such Class then outstanding and (iv) prior to the making of the Tranche C Term Loans, the amount of such Lender’s Tranche C Term Commitment.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Agreement Currency”: as defined in Section 11.18(b).

“Amendment and Restatement Agreement”: as defined in the recitals hereto.

“Applicable Creditor”: as defined in Section 11.18(b).

“Applicable Margin”: with respect to any Loan, a rate per annum equal to the rate determined pursuant to the Pricing Grid.

“Application”: an application, in such form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.6.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender under either Revolving Facility at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment under such Revolving Facility then in effect over (b) such Lender’s Revolving Extensions of Credit under such Revolving Facility then outstanding; provided that, in calculating any Dollar Revolving Lender’s Revolving Extensions of Credit under the Dollar Revolving Facility for the purpose of determining such Lender’s Available Revolving Commitment under the Dollar Revolving Facility pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: Scientific Games Corporation, a Delaware corporation.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Multicurrency Revolving Loan denominated in a Foreign Currency, the term “Business Day” shall also exclude any day on which banks in (i) the jurisdiction of the account to which the proceeds of such Loan are to be disbursed and (ii) the jurisdiction in which payments of principal of and interest on such Loan are to made are authorized or required by law to close and (c) when used in connection with any Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Calculation Date”: with respect to each Foreign Currency, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business

Day), provided that the second Business Day preceding each Borrowing Date with respect to any Multicurrency Revolving Loans denominated in a Foreign Currency shall also be a “Calculation Date” with respect to such Foreign Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for (a) the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, (b) the purchase or development of computer software or systems to the extent such expenditures are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in conformity with GAAP and (c) deferred installation costs; provided that Capital Expenditures shall not include expenditures recorded as consideration paid in connection with acquisitions permitted by Section 8.8(k) or any other related expenditure made substantially contemporaneously therewith.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account”: as defined in Section 4.2(e).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of Dollar denominated money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Conversion Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (h) in the case of Subsidiaries doing business outside of the United States, substantially similar investments to those set forth in clauses (a) through (g) above denominated in foreign currencies; provided that references to the United States shall be deemed to mean foreign countries having a sovereign rating of A or better from either S&P or Moody’s.

“Charges”: as defined in Section 11.19.

“Class”: (a) when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans constituting such borrowing, are Dollar Revolving Loans, Multicurrency Revolving Loans, Tranche B Term Loans, Tranche C Term Loans or Swingline Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Dollar Revolving Commitment, Multicurrency Revolving Commitment, Tranche B Term Commitment or Tranche C Term Commitment and (c) when used in reference to any Lender refers to whether such Lender is a Dollar Revolving Lender, Multicurrency Revolving Lender, Tranche B Term Lender or Tranche C Term Lender.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: a Tranche B Term Commitment, a Tranche C Term Commitment or a Revolving Commitment.

“Commitment Fee Rate”: 0.50% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative

Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated December 2004 and furnished to the Lenders.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) the earnout payments with respect to the Global Draw Acquisition, (f) in the case of the fiscal quarter ended December 31, 2005, the non-cash expense to discontinue the Supplemental Executive Retirement Plan in an amount not exceeding $12,400,000 and (g) any extraordinary charges or losses determined in accordance with GAAP and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary income or gains determined in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period; provided that in the case of the EssNet Acquisition and the Racing Venue Acquisition (when consummated), in lieu of the foregoing adjustment in clause (ii) such acquisitions shall be deemed to have increased Consolidated EBITDA by $2,200,000 (in the case of the EssNet Acquisition) or $300,000 (in the case of the Racing Venue Acquisition) for each fiscal quarter included in any such Reference Period referred to in clause (ii). For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Fixed Charge Coverage Ratio, if at any time during such Reference Period the Borrower or any Subsidiary shall have entered into any New Contract, New Co-Operative Services Contract or New Pari-Mutuel Contract, the Consolidated EBITDA for such Reference

 Period shall be calculated after giving pro forma effect thereto as if such contract had been entered into on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000, and in any event shall include the EssNet Acquisition and the Racing Venue Acquisition; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans), (c) Capital Expenditures of the Borrower and its Subsidiaries for such period and (d) cash taxes actually paid by the Borrower and its Subsidiaries during such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and excluding (a) any fees paid in connection with the EssNet Acquisition and the 2006 Acquisitions and (b) fees and expenses incurred in connection with the negotiation, preparation and execution of the Amendment and Restatement Agreement and this Agreement to the extent such fees are not capitalized and are treated as interest expense in accordance with GAAP).

“Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: all Consolidated Total Debt other than the Senior Subordinated Securities.

“Consolidated Senior Debt Ratio”: as of the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis and required to be reflected on the Borrower’s balance sheet in accordance with GAAP.

“Continuing Directors”: the directors of the Borrower on the Effective Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”: any date on which either (a) an Event of Default under Section 9(f) has occurred or (b) the Commitments shall have been terminated prior to the Revolving Termination Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 9.

“Convertible Debentures Options Transactions”: collectively, the transactions in connection with the issuance of the Convertible Senior Subordinated Debentures contemplated by (i) the letter agreements dated as of December 1, 2004, between the Borrower and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited; (ii) the ISDA confirmations to be entered into on or about the Effective Date between the Borrower and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited and the related deemed 2002 ISDA Master Agreements as referred to therein; (iii) any arrangements substantially the same as those referred to above that are entered into in connection with the exercise of the underwriters’ “green shoe” option in respect of the offering of the Convertible Senior Subordinated Debentures; and (iv) any other documents relating to the matters referenced in clauses (i), (ii) or (iii) above.

“Convertible Senior Subordinated Debentures”: the unsecured Convertible Senior Subordinated Debentures due 2024 of the Borrower to be issued on or about the Effective Date in an aggregate principal amount of $250,000,000 plus any amounts issued in connection with the exercise of any “green shoe” option granted to the underwriters thereof in connection with the initial issuance.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollar L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of drawings under Dollar Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“Dollar Letters of Credit”: as defined in Section 3.7(a).

“Dollar Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Dollar Revolving Loans and participate in Swingline Loans and Dollar Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Dollar Revolving Commitment” with respect to such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Dollar Revolving Commitments is $200,000,000.

“Dollar Revolving Extensions of Credit”: as to any Dollar Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of Dollar Revolving Loans held by such Lender then outstanding, (b) such Lender’s Dollar Revolving Percentage of the Dollar L/C Obligations then outstanding and (c) such Lender’s Dollar Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Dollar Revolving Facility”: the credit facility represented by the Dollar Revolving Commitments and Dollar Revolving Extensions of Credit.

“Dollar Revolving Lender”: each Lender that has a Dollar Revolving Commitment or any Dollar Revolving Extensions of Credit.

“Dollar Revolving Loans”: as defined in Section 3.1(a).

“Dollar Revolving Percentage”: as to any Dollar Revolving Lender at any time, the percentage which such Lender’s Dollar Revolving Commitment then constitutes of the Total Dollar Revolving Commitments (or, at any time after the Dollar Revolving Commitments shall have expired or terminated, the percentage which such Lender’s Dollar Revolving Extensions of Credit then outstanding constitutes of the Total Dollar Revolving Extensions of Credit then outstanding of all Dollar Revolving Lenders).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States; provided that any such Subsidiary that is directly owned by a Foreign Subsidiary shall be deemed not to be a “Domestic Subsidiary” (and thus shall be deemed to be a Foreign Subsidiary) if and for so long as, in the Borrower’s reasonable judgment, there would be any adverse tax consequences to, or otherwise financially disadvantageous for, the Borrower and its Subsidiaries if such Subsidiary were to be treated as a “Domestic Subsidiary” under the Loan Documents.

“Effective Date”: December 23, 2004, the date on which the conditions specified in Section 6.1 of the Existing Credit Agreement were satisfied.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, binding agreement, judgments, or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as have been, are now, or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EssNet Acquisition”: the purchase by the Borrower of the lottery business of EssNet AB on March 22, 2006 pursuant to an Asset Purchase Agreement dated as of January 20, 2006.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in Dollars (or, in the case of a Eurocurrency Loan that is a Multicurrency Revolving Loan denominated in a Foreign Currency, the applicable Foreign Currency) for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 (or on the Page for the applicable Foreign Currency) of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, in the case of Eurocurrency Loans denominated in British Pounds Sterling, the relevant Page of the Telerate screen as of 11:00 A.M., London time, on the first day of such Interest Period). In the event that such rate does not appear on Page 3750 (or on the Page for the applicable Foreign Currency) of the Telerate screen (or otherwise on such screen), the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits (or, in the case of a Eurocurrency Loan that is a Multicurrency Revolving Loan denominated in a Foreign Currency, deposits in the applicable Foreign Currency) at or about 11:00 A.M., local time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including any special, supplemental, marginal or emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Such reserve requirements shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve requirement.

“Eurocurrency Tranche”: with respect to any Facility, the collective reference to Eurocurrency Loans in the same currency under such Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Fixed Charge Adjustment”: for any fiscal quarter of the Borrower ended after the Restatement Effective Date, if the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower ending at the end of such fiscal quarter would be less than 1.00 to 1.00 (after giving effect to the Excess Fixed Charge Adjustment, if any, for any previous fiscal quarter included in such period), an adjustment to reduce the amount of Consolidated Fixed Charges for such fiscal quarter by such amount as shall be necessary so that, after giving effect to such reduction, the Consolidated Fixed Charge Coverage Ratio for such period equals 1.00 to 1.00; provided that no Excess Fixed Charge Adjustment shall be permitted for such fiscal quarter unless, after giving effect thereto, as of the end of such fiscal quarter (a) the Excess Fixed Charge Adjustment Balance shall not exceed $50,000,000, (b) the sum of the Excess Fixed Charge Adjustment Balance plus the aggregate amount of all Investments in Non-Guarantor Subsidiaries (excluding those attributable to consummation of the 2006 Acquisitions and the EssNet Acquisition) pursuant to Permitted Acquisitions shall not exceed $200,000,000 and (c) the conditions set forth in sub-clause (ii) of the proviso to clause (k) of Section 8.8 shall be satisfied as though the amount of such Excess Fixed Charge Adjustment were being made as an Investment pursuant to a Permitted Acquisition. Any Excess Fixed Charge Adjustment made for a fiscal quarter shall apply for any determination of the Fixed Charge Coverage Ratio for any period that includes such fiscal quarter.

“Excess Fixed Charge Adjustment Balance”: at any time, an amount determined as follows: (a) initially, as of the Restatement Effective Date, the Excess Fixed Charge Adjustment Balance shall be $0.00, (b) as of the end of each fiscal quarter for which an Excess Fixed Charge Adjustment is made, the Excess Fixed Charge Adjustment Balance shall be increased by the amount (in Dollars) by which Consolidated Fixed Charges is reduced pursuant to such Excess Fixed Charge Adjustment and (c) as of the end of each fiscal quarter of the Borrower, if there is an Excess Fixed Charge Adjustment Balance at such time and if the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower then ended exceeds 1.00 to 1.00, then the Excess Fixed Charge Adjustment Balance shall be reduced (but not below $0.00) by the amount of additional Consolidated Fixed Charges that, if incurred during such fiscal quarter, would have resulted in a Consolidated Fixed Charge Coverage Ratio for such period equal to 1.00 to 1.00. For purposes of clause (c) above, if the Excess Fixed Charge Adjustment Balance is reduced pursuant to such clause as of the end of a fiscal quarter (the “applicable fiscal quarter”), then, solely for purposes of determining pursuant to such clause (c) whether a reduction may be made as of the end of any subsequent fiscal quarter, the Borrower shall be deemed to have incurred additional Consolidated Fixed Charges during the applicable fiscal quarter in an amount equal to the reduction made to the Excess Fixed Charge Adjustment Balance as of the end of the applicable fiscal quarter, and such additional Consolidated Fixed Charges shall be taken into account for purposes of determining the Consolidated Fixed Charge Coverage Ratio for any period that includes the applicable fiscal quarter.

“Exchange Rate”: on any day, with respect to any currency (the “specified currency”), the rate at which such specified currency may be exchanged into any other relevant currency (the “exchange currency”), as set forth at approximately 11:00 A.M., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such specified currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of such exchange currency with the relevant specified currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the

Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) of Section 8.2.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letters of Credit”: the letters of credit listed on Schedule 3.7 that are outstanding on the Effective Date.

“Existing Subordinated Notes”: the unsecured Senior Subordinated Notes due 2010 of the Borrower issued on August 14, 2000 pursuant to the indenture dated as of August 14, 2000, as amended and supplemented.

“Expenditure Use Amounts”: at any date, the amount equal to the sum of all amounts utilized by the Borrower and its Subsidiaries on and after the Effective Date to make Restricted Payments or to pay, prepay, repurchase or redeem or otherwise optionally or voluntarily defease or segregate funds with respect to Senior Subordinated Securities, in each case in reliance on the Permitted Expenditure Amount.

“Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Tranche C Term Commitments and the Tranche C Term Loans made thereunder (the “Tranche C Term Facility”), (c) the Dollar Revolving Facility and (d) the Multicurrency Revolving Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by such Reference Lender.

“Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period (or, in respect of either Class of Revolving Commitments, on such earlier date as the Revolving Commitments of such Class shall terminate as provided herein).

“Foreign Currency”: (a) with respect to any Multicurrency Revolving Loan or Multicurrency Revolving Letter of Credit, each of British Pounds Sterling, Euro and any other currency approved by the Multicurrency Revolving Lenders or the relevant Issuing Lender, as applicable, and the Administrative Agent, provided that the Eurocurrency Base Rate applicable to Multicurrency Revolving Loans denominated in a Foreign Currency approved after the Effective Date may be amended as agreed by the Multicurrency Revolving Lenders, the Administrative Agent and the Borrower and (b) solely with respect to any Multicurrency Revolving Letter of Credit issued by JPMorgan Chase Bank, N.A., each of British Pounds

Sterling, Euro and Canadian Dollars, and, to the extent available, Chilean Pesos, Swiss Francs, New Israeli Shekels, Turkish Liras and Indian Rupees.

“Foreign Currency Equivalent”: at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Currencies as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Currencies with Dollars on the date of determination thereof.

“Foreign Holdco”: as defined in Section 8.8(j).

“Foreign Holdco Subsidiary”: as defined in Section 8.8(j).

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2, or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at any time, the Borrower (by notice to the Administrative Agent) may, or the Administrative Agent, the Syndication Agent or the Required Lenders (in each case, by notice to the Borrower) may, elect to require negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event of any such election, then, until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent and the Required Lenders (or the electing party has rescinded its election), all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the Emerging Issues Task Force or, if applicable, the SEC or (b) changes in the application of GAAP from the application used in preparation of the Borrower’s audited financial statements for its fiscal year ended December 31, 2003.

“Gaming Approval”: any and all approvals, authorizations, consents, rulings, orders or directives of any Governmental Authority (i) necessary, as of the Effective Date, to enable the Group Members to engage in the lottery, gambling, horse racing or gaming business or otherwise continue to conduct its business as it is conducted on the Effective Date, (ii) that regulates gaming in any jurisdiction in which the Group Members conduct gaming activities and has jurisdiction over such persons (including any successors to any of them) or (iii) necessary, as of the Effective Date, to accomplish the transactions contemplated hereby.

“Gaming Authority”: as to any Person, any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by any Group Member.

“Gaming Facility”: as to any Person, any lottery operation, gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites and other recreation and entertainment facilities owned, managed or operated by any Group Member.

“Gaming Laws”: as to any Person, (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, pari-mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by any Group Member within its jurisdiction, (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Global Draw Acquisition”: the purchase of Global Draw, Ltd, a supplier of fixed odds betting terminals and systems, and interactive betting systems, and certain related companies from Walter Grubmueller and other parties.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Ineligible Assignee”: any Person that is (a) to the extent required under applicable Gaming Laws, a Person who is not registered or licensed with, approved, qualified or found suitable by, or has been disapproved, denied a license, qualification or approval or found unsuitable (whichever may be required under applicable Gaming Laws) or (b) a competitor of the Borrower or an affiliate or related entity of any such competitor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Dollar Revolving Loan that is a Base Rate Loan and is prepaid prior to the end of the Revolving Commitment Period), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, or, if available from all participating Lenders, nine or 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, or, if available from all participating Lenders, nine or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of a Revolving Facility) or beyond the date final payment is due on the Tranche B Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of Letters of Credit hereunder, The Bank of New York, in its capacity as issuer of the Existing Letters of Credit and other Letters of Credit, and their respective successors or any other Revolving Lender under the relevant Revolving Facility from time to time designated by the Borrower as an Issuing Lender under such Revolving Facility with the consent of such Revolving Lender and the Administrative Agent. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency”: as defined in Section 11.18(b).

“L/C Commitment”: $200,000,000.

“L/C Disbursement”: the amount of a drawing under a Letter of Credit that has not then been reimbursed pursuant to Section 3.11.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: Dollar L/C Obligations and Multicurrency L/C Obligations.

“L/C Participants”: with respect to any Letter of Credit issued under a Revolving Facility or L/C Disbursement thereunder, the collective reference to all the Revolving Lenders under such Revolving Facility other than the Issuing Lender that issued such Letter of Credit.

“Lead Arranger”: J.P. Morgan Securities Inc., in its capacity as lead arranger and bookrunner for each Facility.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: the Persons listed on Schedule 2.1 or 2.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Swingline Lender, Issuing Lender or Conduit Lender.

“Letter of Credit”: a Dollar Letter of Credit or a Multicurrency Letter of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and the Amendment and Restatement Agreement.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans, Tranche C Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, (a) in the case of a Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of the Total Revolving Commitments thereunder or (b) in the case of the Tranche C Term Facility, prior to any termination of the Tranche C Term Commitments thereunder, the holders of more than 50% of the Tranche C Term Commitments thereunder).

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Contract”: each contract of the Group Members described on Schedule 5.23.

“Material Indebtedness”: Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements, of the Borrower or any

Subsidiary in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, any hazardous or toxic substances, materials or wastes, defined as such or regulated pursuant to any applicable Environmental Laws, and any other substances that could reasonably be expected to result in liability under any applicable Environmental Laws.

“Maximum Rate”: as defined in Section 11.19.

“Mortgaged Properties”: the real properties listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust, as applicable, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multicurrency L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Letters of Credit (including the Dollar Equivalent of Multicurrency Letters of Credit issued in Foreign Currencies) and (b) the aggregate amount of drawings under Multicurrency Letters of Credit (including the Dollar Equivalent of Multicurrency Letters of Credit issued in Foreign Currencies to the extent such amounts have not been converted to Dollars in accordance with the terms hereof) that have not then been reimbursed pursuant to Section 3.11.

“Multicurrency Letters of Credit”: as defined in Section 3.7(a).

“Multicurrency Revolving Commitment”: as to any Multicurrency Revolving Lender, the obligation of such Lender, if any, to make Multicurrency Revolving Loans and participate in Multicurrency Letters of Credit in an aggregate principal and/or face amount (based on Dollar Equivalents, in the case of amounts denominated in Foreign Currencies) not to exceed the amount set forth under the heading “Multicurrency Revolving Commitment” with respect to such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Multicurrency Revolving Commitments on the Restatement Effective Date is $100,000,000.

“Multicurrency Revolving Extensions of Credit”: as to any Multicurrency Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Multicurrency Revolving Loans denominated in Dollars held by such Lender then outstanding, (b) such Lender’s Multicurrency Revolving Percentage of the Multicurrency L/C Obligations then outstanding and (c) such Lender’s Multicurrency Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Multicurrency Revolving Loans denominated in Foreign Currencies then outstanding.

“Multicurrency Revolving Facility”: the credit facility represented by the Multicurrency Revolving Commitments and the Multicurrency Revolving Extensions of Credit.

“Multicurrency Revolving Lender”: each Lender that has a Multicurrency Revolving Commitment or any Multicurrency Revolving Extensions of Credit.

“Multicurrency Revolving Loans”: as defined in Section 3.1(a).

“Multicurrency Revolving Percentage”: as to any Multicurrency Revolving Lender at any time, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the Total Multicurrency Revolving Commitments (or, at any time after the Multicurrency Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding constitutes of the Total Multicurrency Revolving Extensions of Credit then outstanding of all Multicurrency Revolving Lenders).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Co-Operative Services Contract”: any new contract relating to the establishment and operation of a co-operative service instant ticket lottery with a customer for whom neither the Borrower nor any of its Subsidiaries operated a co-operative service instant ticket lottery on or prior to the date such contract is entered into or any new contract relating to a co-operative service instant ticket lottery with an existing customer of the Borrower or any of its Subsidiaries that was entered into in accordance with normal jurisdictional laws regarding “request for proposal” procedures, provided that such contract shall cease to be a New Co-Operative Services Contract on the date on which the Borrower or such Subsidiary commences “commercial operations” under such contract.

“New On-Line Contract”: any new contract relating to the establishment and operation of an on-line lottery system with a customer for whom neither the Borrower nor any of its Subsidiaries operated an on-line lottery system on or prior to the date such contract is entered into or any new contract relating to an on-line lottery system with an existing customer of the Borrower or any of its Subsidiaries that was entered into in accordance with normal jurisdictional laws regarding “request for proposal” procedures; provided that, such contract shall cease to be a New On-Line Contract on the date on which the Borrower or such Subsidiary commences “commercial operations” under such contract.

“New Pari-Mutuel Contract”: a new contract relating to the establishment and operation of a pari-mutuel wagering system at a horse track, dog track or off-track betting facility where neither the Borrower nor any of its Subsidiaries previously operated a pari-mutuel wagering system, provided that such contract shall cease to be a New Pari-Mutuel Contract on the date on which the Borrower or such Subsidiary commences “commercial operations” under such contract.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender or any counterparty to a Specified Hedge Agreement set forth on Schedule 1.1(b)), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant to this Agreement) or otherwise; provided that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”: as defined in the Guarantee and Collateral Agreement.

“Permitted Acquisition”: as to any Person, (a) the acquisition by such Person of the Capital Stock of another Person which is primarily engaged in the same or related line of business of the Borrower and its Subsidiaries (or any other Person that is engaged in a business that is a reasonable extension of the business of the Borrower and its Subsidiaries and that utilizes the same or similar technology as that used by the Borrower and its Subsidiaries immediately prior to such acquisition) so long as following such acquisition such other Person becomes a Subsidiary of such Person or (b) the acquisition by such Person of all or substantially all of the assets of another Person or all or substantially all of the assets constituting a division or business unit of another Person.

“Permitted Additional Subordinated Debt”: Indebtedness in respect of unsecured subordinated debt issued by the Borrower; provided that (a) such subordinated Indebtedness matures no earlier than, and does not require any scheduled payment of principal prior to, the scheduled maturity of the Senior Subordinated Notes, (b) the terms and conditions of such subordinated Indebtedness (other than interest rates and redemption premiums, which shall be based on market conditions at the time of issuance), including, without limitation, the subordination provisions thereof, shall be no less favorable to the Lenders and the Loan Parties than those of the Senior Subordinated Notes, (c) such Indebtedness shall not be subject to any Guarantee Obligation other than Guarantee Obligations of Subsidiary Guarantors that are subordinated to the same extent as the obligations of the Borrower in respect of such Indebtedness, (d) the Borrower shall be in compliance with the covenants set forth in Section 8.1 as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available at the time of issuance of such Indebtedness, determined on a pro forma basis as though (i) such issuance of subordinated Indebtedness, and any other incurrence or repayment of long-term Indebtedness subsequent to the end of such fiscal quarter, had occurred on the last day of such fiscal quarter, for purposes Sections 8.1(a) and (c), (ii) such issuance of subordinated Indebtedness, and any other issuance of Permitted Additional Subordinated Debt issued subsequent to the end of such fiscal quarter, had occurred on the first day of the period of four consecutive fiscal quarters ended on the last day of such fiscal quarter, for purposes of Sections 8.1(b) and (d), and (iii) any Material Acquisition, Material Disposition, New On-Line

Contract, New Co-Operative Services Contract or New Pari-Mutuel Contract made or entered into (or being made or entered into in connection which such issuance of subordinated Indebtedness) subsequent to the end of such fiscal quarter had been made or entered into immediately prior to the end of such fiscal quarter, for purposes of calculating Consolidated EBITDA, and (e) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the issuance of such subordinated Indebtedness, a description of the terms and conditions of such subordinated Indebtedness and calculations demonstrating compliance with clause (d) above, in each case certified by a financial officer of the Borrower.

“Permitted Expenditure Amount”: at any date, the amount equal to (a) the sum of (i) (A) 50% of the amount of Consolidated Net Income for each quarterly period ended after the Effective Date for which financial statements have been delivered pursuant to Section 7.1 to the extent the Consolidated Net Income for such period is positive less (B) 100% of the amount of Consolidated Net Income for each quarterly period ended after the Effective Date for which financial statements have been delivered pursuant to Section 7.1 to the extent the Consolidated Net Income for such period is negative (in no event shall the amount in this clause (i) be less than zero); (ii) (A) 100% of the Net Cash Proceeds received by the Borrower from the sale of Capital Stock of the Borrower (other than to a Group Member) during the period beginning on the Effective Date and ending on such date less (B) any amounts required to be applied to prepay the Loans pursuant to Section 4.2(a); and (iii) $5,000,000, minus (b) the aggregate amount of Expenditure Use Amounts as of such date.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the pricing grid attached to this Agreement as Annex A.

“Prior Credit Agreement”: the Amended and Restated Credit Agreement, dated as of November 6, 2003 (as amended, supplemented or otherwise modified prior to the Effective Date), among the Borrower, the several banks and other financial institutions from time to time parties thereto, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Deutsche Bank Securities Inc. and Credit Suisse First Boston, as co-arrangers and co-documentation agents, Bear Stearns Corporate Lending Inc., as syndication agent, and The Bank of New York, as administrative agent.

“Projections”: as defined in Section 7.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Racing Venue Acquisition”: the purchase of assets by the Borrower of a domestic parimutuel business (identified to the Administrative Agent prior to the Restatement Effective Date) from a limited partnership on terms and conditions satisfactory to the Borrower.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Lender”: JPMorgan Chase Bank, N.A.

“Refunded Swingline Loans”: as defined in Section 3.4.

“Refunding Date”: as defined in Section 3.4.

“Register”: as defined in Section 11.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Permitted Acquisition or to acquire or repair fixed or capital assets or develop software useful in its business, provided that the cost of any such software development is capitalized on the Borrower’s balance sheet in accordance with GAAP.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to make a Permitted Acquisition or to acquire or repair fixed or capital assets or develop software useful in its business, provided that the cost of any such software development is capitalized on the Borrower’s balance sheet in accordance with GAAP.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets or develop software useful in its business or make a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, and advisors and trustees of such Person and such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, (b) the aggregate unpaid principal amount of the Tranche C Term Loans then outstanding (or, prior to the making of such Tranche C Term Loans, the aggregate amount of Tranche C Term Commitments then in effect) and (c) the Total Revolving Commitments then in effect (and, if the Revolving Commitments under a Revolving Facility have been terminated, the Total Revolving Extensions of Credit under such Revolving Facility then outstanding).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 4.16(a).

“Responsible Officer”: the chief executive officer, president, general counsel, chief financial officer or the treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

“Restatement Effective Date”: as defined in the Amendment and Restatement Agreement.

“Restatement Transactions”: collectively: (a) the execution, delivery and performance by the Borrower of the Amendment and Restatement Agreement and the consummation of the transactions contemplated thereby, including the borrowing of the Tranche C Term Loans and the application of the proceeds thereof and the increase of the Multicurrency Revolving Commitments and (b) the transactions referred to in clauses (c), (d) and (f) of the definition of “Transactions”.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock of the Borrower or any Subsidiary.

“Revolving Commitment”: a Dollar Revolving Commitment or a Multicurrency Revolving Commitment.

“Revolving Commitment Period”: the period from and including the Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: Dollar Revolving Extensions of Credit or Multicurrency Revolving Extensions of Credit (or both), as applicable.

“Revolving Facility”: the Dollar Revolving Facility or the Multicurrency Revolving Facility.

“Revolving Lender”: a Dollar Revolving Lender or a Multicurrency Revolving Lender.

“Revolving Loan”: a Dollar Revolving Loan or a Multicurrency Revolving Loan.

“Revolving Percentage”: a Dollar Revolving Percentage or a Multicurrency Revolving Percentage, as applicable.

“Revolving Termination Date”: December 23, 2009.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Surety Bond:” as defined in Section 8.3(q).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Notes”: the unsecured Senior Subordinated Notes due 2012 of the Borrower to be issued on or about the Effective Date in an aggregate principal amount of $200,000,000.

“Senior Subordinated Securities”: (a) the Existing Subordinated Notes, (b) the Senior Subordinated Notes, (c) the Convertible Senior Subordinated Debentures and (d) any Permitted Additional Subordinated Debt.

“Senior Subordinated Securities Indentures”: the indentures entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Securities, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any of the Senior Subordinated Securities Indentures.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Person that was a Lender or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Person or affiliate, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement, and any other Hedge Agreements listed on Schedule 1.1(b) without giving effect to any extension of the termination or maturity date thereof. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, such Person or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement.

“Subject Properties”: as defined in Section 5.17(a).

“Subsidiary”: as to any Person, (a) a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (b) any other Person the accounts of which are required to be consolidated with those of such Person in such Person’s consolidated financial statements in accordance with GAAP if prepared at the date of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: a Subsidiary that (i) is a Domestic Subsidiary that is a Wholly Owned Subsidiary, (ii) provides a guarantee of any Indebtedness of the Borrower (other than the Loans) or any other Subsidiary Guarantor that is a Domestic Subsidiary if the aggregate principal amount of all such Indebtedness of the Borrower and such Subsidiary Guarantors guaranteed by such Subsidiary exceeds $5,000,000, or (iii) becomes a party to the Loan Documents pursuant to Section 7.9(c).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4.

“Syndication Agent”: Bear Stearns Corporate Lending Inc., in its capacity as syndication agent for each Facility.

“Tender Offer”: the offer to repurchase and related consent solicitation in respect of the Existing Subordinated Notes pursuant to the terms of the Offer to Purchase and Solicitation of Consents dated November 24, 2004.

“Term Loan Maturity Date”: December 23, 2009.

“Term Loan”: a Tranche B Term Loan or a Tranche C Term Loan.

“Title Policy”: with respect to each Mortgaged Property, a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance.

“Total Dollar Revolving Commitments”: at any time, the aggregate amount of the Dollar Revolving Commitments of all the Dollar Revolving Lenders.

“Total Dollar Revolving Extensions of Credit”: at any time, the aggregate amount of the Dollar Revolving Extensions of Credit of the Dollar Revolving Lenders outstanding at such time.

“Total Multicurrency Revolving Commitments”: at any time, the aggregate amount of the Multicurrency Revolving Commitments of all the Multicurrency Revolving Lenders.

“Total Multicurrency Revolving Extensions of Credit”: at any time, the aggregate amount of the Multicurrency Revolving Extensions of Credit of the Multicurrency Revolving Lenders outstanding at such time.

“Total Revolving Commitments”: the Total Dollar Revolving Commitments or Total Multicurrency Revolving Commitments (or both), as the context requires.

“Total Revolving Extensions of Credit”: at any time, the Total Dollar Revolving Extensions of Credit or the Total Multicurrency Revolving Extensions of Credit (or both), as the context requires.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” with respect to such Lender on Schedule 2.1. The original aggregate amount of the Tranche B Term Commitments is $100,000,000.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: a Loan made on the Effective Date pursuant to Section 2.1 of the Existing Credit Agreement.

“Tranche B Term Percentage”: the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

“Tranche C Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth with respect to such Lender on Schedule 2.1A or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche C Term Commitments is $100,000,000.

“Tranche C Term Lender”: each Lender that has a Tranche C Term Commitment or that holds a Tranche C Term Loan.

“Tranche C Term Loan”: as defined in Section 2.1.

“Tranche C Term Percentage”: as to any Tranche C Term Lender at any time, the percentage which such Lender’s Tranche C Term Commitment then constitutes of the aggregate Tranche C Term Commitments (or, at any time after the borrowing of the Tranche C Term Loans, the percentage which the aggregate principal amount of such Lender’s Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche C Term Loans then outstanding).

“Transactions”: collectively, (a) the issuance of the Senior Subordinated Notes, (b) the issuance of the Convertible Senior Subordinated Debentures, (c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, (d) the borrowing of Loans and the use of the proceeds thereof, including the repayment in full of all obligations under and termination of the Prior Credit Agreement on the Effective Date, (e) the consummation of the Tender Offer, (f) the issuance of Letters of Credit, (g) the consummation of the Convertible Debentures Options Transactions, (h) the consummation of the transactions contemplated by any of the foregoing and (i) the payment of fees and expenses in connection with the foregoing.

“Transfer Transactions”: collectively, (a) the transfer by Scientific Games Online Entertainment Systems, Inc., a Delaware corporation and a Subsidiary Guarantor (“OES”), to Scientific Games Holdings Limited, a company limited by shares registered in Ireland and a Non-Guarantor Subsidiary (“SGHL”), of 100% of its ownership in the foreign contracts and intellectual property described on Schedule 1.1(c) in exchange for a promissory note issued by SGHL (the “Initial Note”); (b) after the completion of the transaction described in clause (a) of this definition, the transfer by SGHL to Scientific Games Worldwide Limited, a company limited by shares registered in Ireland and a Non-Guarantor Subsidiary (“SGWL”), of the foreign contracts described on Schedule 1.1(c) as a result of which the Initial Note will be cancelled and exchanged for promissory notes issued by SGHL and SGWL in favor of OES in an aggregate principal amount of $1,500,000; (c) the transfer by the Borrower to SGHL of 100% of the issued and outstanding Capital Stock of Scientific Games Chile Limitada, a Chilean limited company and a Non-Guarantor Subsidiary (“SG Chile”); and (d) the distribution by Scientific Games Finance Corporation, a Delaware corporation and Subsidiary Guarantor (“SGFC”), to the Borrower of the promissory notes issued by SG Chile described on Schedule 1.1(c), which promissory notes the Borrower will subsequently transfer to SGHL.

“Transferee”: any Assignee or Participant.

“2006 Acquisitions”: the Global Draw Acquisition and the Racing Venue Acquisition.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) all terms of an accounting or financial nature, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms.

(e) Any reference to any Person shall be construed to include such Person’s successors and assigns.

1.3. Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

SECTION 2. AMOUNT AND TERMS OF TRANCHE C TERM COMMITMENTS AND TERM LOANS

2.1. Tranche C Term Commitments; Tranche B Term Loans. (a) Subject to the terms and conditions hereof, each Tranche C Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche C Term Loan”) to the Borrower, on a single date during the period from and including the Restatement Effective Date and ending on and including the day two months after the Restatement Effective Date, in an amount not to exceed the amount of the Tranche C Term Commitment of such Lender. The Tranche C Term Commitments shall terminate on the earlier of the Borrowing Date of the Tranche C Term Loans (after giving effect to the borrowing thereof) or at the close of business on the date that is two months after the Restatement Effective Date. The Tranche C Term Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 4.3.

(b) The Tranche B Term Loans made pursuant to the Existing Credit Agreement that are outstanding on the Restatement Effective Date remain outstanding hereunder. The Tranche B Term Commitments have terminated. The Tranche B Term Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 4.3.

2.2. Procedure for Tranche C Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) one Business Day prior to the requested Borrowing Date, if all requested Loans are to be made as Base Rate Loans, for (b) three Business Days prior to the requested Borrowing Date, if any of the requested Loans are to be Eurocurrency Loans) requesting that the Tranche C Term Lenders make the Tranche C Term Loans and specifying (i) the amount and Type of Tranche C Term Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche C Term Lender thereof. Not later than 12:00 Noon, New York City time, on the requested Borrowing Date each Tranche C Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche C Term Loan or Tranche C Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche C Term Lenders in immediately available funds.

2.3. Repayment of Term Loans. (a) The Tranche B Term Loan of each Lender shall be repaid by the Borrower in 20 consecutive quarterly installments, commencing on March 31, 2005, each of which shall be in an amount equal to the product of (i) such Lender’s Tranche B Term Percentage multiplied by (ii) an amount equal to the aggregate amount of Tranche B Term Loans outstanding on the Effective Date multiplied by (iii) the percentage set forth below opposite such installment:

Installment	Percentage of Principal Amount
March 31, 2005	0.25%
June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
Term Loan Maturity Date	95.25%

(b) The Tranche C Term Loan of each Lender shall be repaid by the Borrower in quarterly installments on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date that occurs after the Borrowing Date for the Tranche C Term Loans, each of which shall be in an amount equal to the product of (i) such Lender’s Tranche C Term Percentage multiplied by (ii) an amount equal to the aggregate amount of Tranche C Term Loans made on the Borrowing Date therefor multiplied by (iii) 0.25%; provided that the last such installment shall be due on the Term Loan Maturity Date in an amount equal to the remaining principal amount of Tranche C Term Loans.

2.4. Incremental Term Loans. The Borrower may at any time or from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Term Loan Amendment referred to below, no Default or Event of Default shall exist and, at the time that any such Incremental Term Loan is made (and after giving effect thereto), no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with Section 8.1 and the Consolidated Senior Debt Ratio and the Consolidated Leverage Ratio shall be at least 0.25 below the then current level required by Section 8.1, determined on a pro forma basis as if such Incremental Term Loans had been outstanding on the last day of the most recent fiscal quarter for testing compliance therewith (and, as applicable, as if such Incremental Term Loans had been outstanding during the period of four consecutive fiscal quarters then ended). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (or, if less, the remaining unused amount of the total Incremental Term Loans permitted hereby). The Incremental Term Loans (a) shall be in an aggregate principal amount not exceeding $100,000,000, (b) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (c) shall not mature earlier than the Term Loan Maturity Date (but may, subject to clause (d) below, have amortization prior to such date), (d) shall not have a weighted average life that is shorter than the remaining weighted average life of the Term Loans, and (e) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Term Loans. Each notice shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Each existing Lender shall be afforded the opportunity, but shall not be required, to provide a ratable share (including a share of any Incremental Term Loans not subscribed to by other existing Lenders) of any Incremental Term Loans. In the event that existing Lenders provide commitments in an aggregate amount less than the total amount of the Incremental Term Loans requested by the Borrower, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Additional Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the unsubscribed amount. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Loan Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 6.2 (it being understood that all references to the date of “any extension of credit” in such Section 6.2 shall be deemed to refer to the effective date of such Incremental Term Loan Amendment) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

2.5. Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Tranche C Term Lender a commitment fee for the period from and including the Restatement Effective Date to but excluding the date of termination of the Tranche C Term Commitments, computed at the rate of 0.25% per annum on the average daily amount of the Tranche C Term Commitment of such Lender during such period, payable in full on the earlier of the Borrowing Date for the Tranche C Term Loans or the date of termination of the Tranche C Term Commitments.

 SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Dollar Revolving Lender severally agrees to make revolving credit loans denominated in Dollars (“Dollar Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Dollar Revolving Percentage of the sum of (i) the Dollar L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Dollar Revolving Commitment. Subject to the terms and conditions hereof, each Multicurrency Revolving Lender severally agrees to make revolving credit loans denominated in Dollars or a Foreign Currency (“Multicurrency Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Multicurrency Revolving Percentage of the Multicurrency L/C Obligations then outstanding, does not exceed the amount of such Lender’s Multicurrency Revolving Commitment. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under a Revolving Facility if, after giving effect thereto (and to any concurrent repayment or prepayment of Revolving Loans), the Total Revolving Extensions of Credit under such Revolving Facility would exceed the Total Revolving Commitments at such time under such Revolving Facility. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans under the relevant Revolving Facility, in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3; provided that Multicurrency Revolving Loans denominated in a Foreign Currency may only be Eurocurrency Loans.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under Section 3.1 during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Request”) by telephone (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (or, in the case of a Multicurrency Revolving Loan denominated in a Foreign Currency, 12:00 Noon, London time), (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) whether the requested borrowing is a borrowing under the Dollar Revolving Facility or the Multicurrency Revolving Facility, provided that Revolving Loans denominated in a Foreign Currency may only be borrowed under the Multicurrency Revolving Facility, (ii) the amount and Type of Revolving Loans to be borrowed, (iii) the requested Borrowing Date, (iv) in the case of Eurocurrency Loans, the respective amounts of each such Type of Revolving Loan, the respective currency therefor and the respective lengths of the initial Interest Period therefor, and (v) the location and number of the Borrower’s account to which funds are to be distributed. Such telephonic request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Each borrowing under a Revolving Facility shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments under the relevant Revolving Facility are less than $100,000, such lesser amount), (y) in the case of Eurocurrency Loans denominated in Dollars, $3,000,000 or a whole multiple of $500,000 in excess thereof or (z) in the case of Multicurrency Revolving Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Dollar Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4.

(c) Upon receipt of any such Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each applicable Revolving Lender of the requested currency and aggregate amount (in both the requested currency and Dollars) of such borrowing. Each Revolving Lender will make the amount of its pro rata share of each such borrowing, which shall be based on its Revolving Percentage under the relevant Revolving Facility, as applicable, available to the Administrative Agent for the account of the Borrower (i) in the case of Dollars, at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent or (ii) in the case of a Foreign Currency, by wire transfer prior to 11:00 A.M., London time, on the Borrowing Date requested by the Borrower to the account of the Administrative Agent most recently designated by it for such purposes by notice to the Multicurrency Revolving Lenders in immediately available funds. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower, (i) in the case of Dollars, on the books of such Funding Office, or (ii) in the case of a Foreign Currency, in accordance with instructions provided by the Borrower, in each case with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Dollar Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Dollar Revolving Extensions of Credit hereunder, may exceed the Swingline Commitment then in effect), (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments under the Dollar Revolving Facility would be less than zero and (iii) the Swingline Lender shall not be required to make a Swingline Loan to refinance an existing Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the 30th day after such Swingline Loan is made; provided that, during each calendar month, there shall be at least two consecutive Business Days during which the outstanding balance of the Swingline Loans shall be zero.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Dollar Revolving Lender to make, and each Dollar Revolving Lender hereby agrees to make, a Dollar Revolving Loan, in an amount equal to such Lender’s Dollar Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Dollar Revolving Lender shall make the amount of such Dollar Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Dollar Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Dollar Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Dollar Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Dollar Revolving Loans may not be made as contemplated by Section 3.4(b), each Dollar Revolving Lender shall, on the date such Dollar Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Dollar Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Dollar Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Dollar Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Dollar Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Dollar Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Dollar Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender under each Revolving Facility during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

3.6. Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments under either Revolving Facility or, from time to time, to reduce the amount of the Revolving Commitments under either Revolving Facility; provided that no such termination or reduction of Revolving Commitments under either Revolving Facility shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans or Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit under such Revolving Facility would exceed the Total Revolving Commitments under such Revolving Facility. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments under the relevant Revolving Facility then in effect.

3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender (in reliance on the agreements set forth in Section 3.10(a) of the Revolving Lenders under the relevant Revolving Facility), agrees to issue letters of credit under the Dollar Revolving Facility (“Dollar Letters of Credit”) and letters of credit under the Multicurrency Revolving Facility (“Multicurrency Letters of Credit”), in each case for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit under a Revolving Facility if, after giving effect to such issuance, (i) the total L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments under such Revolving Facility would be less than zero. Each Dollar Letter of Credit shall be denominated in Dollars and each Multicurrency Letter of Credit shall be denominated in Dollars or a Foreign Currency. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (the “Required Expiry Date”); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the Required Expiry Date). An Issuing Lender may, in its sole discretion, extend a Letter of Credit beyond the Required Expiry Date, provided that (i) each L/C Participant’s interest in the Issuing Lender’s obligations and rights under and in respect of such Letter of Credit shall terminate at the close of business on the Required Expiry Date (except with respect to demands for drawings thereunder submitted prior to that time) and (ii) such Issuing Lender may, as condition to extending such Letter of Credit, require additional fees or collateral.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The Existing Letters of Credit outstanding on the Effective Date shall constitute Letters of Credit hereunder.

3.8 Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Dollar Letter of Credit or a Multicurrency Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will notify the Administrative Agent of (i) whether the Application is with respect to a Dollar Letter of Credit or Multicurrency Letter of Credit and (ii) the amount, currency, requested expiration and beneficiary of the requested Letter of Credit. Upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments under the relevant Revolving Facility would not be less than zero, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount and currency thereof).

3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit under each Revolving Facility (determined based upon Dollar Equivalents in the case of Multicurrency Letters of Credit issued in Foreign Currencies) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under such Revolving Facility, shared ratably among the Revolving Lenders under such Revolving Facility. Such fees shall be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit to the extent that the fees and expenses associated with the issuance of such Letter of Credit exceed the fronting fee therefor as specified in Section 3.9(a).

3.10. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to (i) such L/C

Participant’s Dollar Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Dollar Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder and (ii) such L/C Participant’s Multicurrency Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Multicurrency Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant in respect of a Letter of Credit unconditionally and irrevocably agrees with the Issuing Lender in respect of such Letter of Credit that, if a draft is paid under such Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of such Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage under the relevant Revolving Facility of the amount of such draft, or any part thereof, that is not so reimbursed; provided that the related Reimbursement Obligation with respect to a Multicurrency Letter of Credit denominated in a Foreign Currency may be converted to Dollars pursuant to Section 3.11. The Administrative Agent shall promptly forward such amounts to the relevant Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the relevant Revolving Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or such Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent or such Issuing Lender, as the case may be, to it.

(d) Each L/C Participant’s obligation to purchase participating interests pursuant to Section 3.10(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or the Borrower may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.11. Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of such draft so paid and any taxes, fees, charges or other reasonable costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender in Dollars and in immediately available funds, provided that (a) the Borrower may, at its option, elect by notice to such Issuing Lender immediately following receipt of notice of such draft, to reimburse a draft paid in a Foreign Currency in the same Foreign Currency and (b) if the Borrower does not make such election, or if (notwithstanding such election) the Borrower does not in fact reimburse any such draft made in a Foreign Currency on or prior to the date required pursuant to the first sentence of this Section 3.11, then such Issuing Lender shall convert such Reimbursement Obligation into Dollars at the rate of exchange then available to such Issuing Lender in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted and the Borrower shall thereafter be required to reimburse such Issuing Lender in Dollars for such Reimbursement Obligation (in the amount so converted). Interest shall be payable on any such amounts denominated in Dollars from the date on which the relevant draft is paid until the relevant Issuing Lender receives payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) with respect to Base Rate Loans under the relevant Revolving Facility and (ii) thereafter, Section 4.5(c). Interest shall be payable on any such amounts denominated in a Foreign Currency from the date on which the relevant draft is paid until the relevant Issuing Lender receives payment in full or conversion to Dollars as provided herein (i) until the Business Day next succeeding the date of the relevant notice, at the rate determined by the relevant Issuing Lender as its cost of funding such payment plus the Applicable Margin with respect to Eurocurrency Loans under the relevant Revolving Facility and (ii) thereafter, the rate set forth in Section 4.5(c). Each drawing under any Dollar Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans under the Dollar Revolving Facility (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing except that, in such event, Borrower is not deemed to have given any representations and warranties pursuant to Section 6.2. Except in the case of a drawing denominated in a Foreign Currency that the Borrower elects to reimburse, and in fact reimburses, in such Foreign Currency as provided above, each drawing under any Multicurrency Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply), constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans under the Multicurrency Revolving Facility denominated in Dollars in the amount of such drawing (or, in the case of a drawing denominated in a Foreign Currency, the amount in Dollars into which the Reimbursement Obligation was converted) except that, in either such event, the Borrower is not deemed to have given any representations and warranties pursuant to Section 6.2. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made pursuant to Section 3.2 (or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from such Issuing Lender of such drawing under such Letter of Credit.

3.12. Obligations Absolute.  The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender not shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York and UCP 500, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.13. Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining in compliance with UCP 500 that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with the requirements of such Letter of Credit.

3.14. Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans (other than Multicurrency Revolving Loans denominated in a Foreign Currency) under the relevant Facility, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans denominated in Dollars and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans denominated in Dollars or Base Rate Loans; provided that (i) in the event of any prepayment of Term Loans made at a time when Term Loans of both Classes remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche B Term Loans and the Tranche C Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class, and (ii) if a Eurocurrency Loan denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Revolving Loans that are Base Rate Loans and are prepaid prior to the end of the Revolving Commitment Period) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans denominated in Dollars shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) The Borrower may at any time and from time to time prepay Multicurrency Revolving Loans denominated in a Foreign Currency, in whole or in part, without premium or penalty except as specified in Section 4.11, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days before the date of prepayment) specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.11 and accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Revolving Loans denominated in a Foreign Currency shall be in a minimum principal amount equal to the Foreign Currency Equivalent of $1,000,000 in the relevant Foreign Currency or a multiple of the Foreign Currency Equivalent of $100,000 in the relevant Foreign Currency in excess thereof.

4.2. Mandatory Prepayments. (a) If any Capital Stock shall be issued by any Group Member (other than to any other Group Member) at a time when the Consolidated Leverage Ratio exceeds 3.00 to 1.00, an amount equal to 50% of the Net Cash Proceeds thereof (or such lesser amount if, after giving effect to a prepayment in such lesser amount, the Consolidated Leverage Ratio is equal to or less than 3.00 to 1.00) shall be applied no later than one Business Day following the date of such issuance toward the prepayment of the Term Loans as set forth in Section 4.2(d).

(b) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than one Business Day following the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 4.2(d).

(c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied no later than one Business Day following such date toward the prepayment of the Term Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $80,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(d).

(d) Amounts to be applied in connection with prepayments made pursuant to Section 4.2 shall be applied to the prepayment of the Term Loans of the relevant Class in accordance with Section 4.8(b); provided that, in the event of any prepayment of Term Loans made at a time when Term Loans of both Classes remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche B Term Loans and the Tranche C Term Loans pro rata based on the aggregate principal amount of outstanding Loans of each such Class. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans under the relevant Facility and, second, to Eurocurrency Loans under such Facility. Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) If, on any Calculation Date, the Total Multicurrency Revolving Extensions of Credit exceed an amount equal to 105% of the Total Multicurrency Revolving Commitments on such date, the Borrower shall, without notice or demand, immediately repay such of the outstanding Multicurrency Revolving Loans in an aggregate principal amount such that, after giving effect thereto, the Total Multicurrency Revolving Extensions of Credit do not exceed the Total Multicurrency Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid if required hereby and any amounts payable under Section 4.11 in connection therewith. After prepaying any Multicurrency Revolving Loans denominated in Dollars, the Borrower may in lieu of prepaying Multicurrency Revolving Loans denominated in a Foreign Currency in order to comply with this paragraph deposit amounts in the relevant Foreign Currency or Foreign Currencies in a Cash Collateral Account in accordance with the next succeeding sentence equal to the aggregate principal amount of Multicurrency Revolving Loans denominated in a Foreign Currency required to be prepaid. To the extent that after giving effect to any prepayment of Multicurrency Revolving Loans required by this paragraph, the Total Multicurrency Revolving Extensions of Credit at such time exceed the Total Multicurrency Revolving Commitments at such time, the Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount by which Total Multicurrency Revolving Extensions of Credit exceed the Total Multicurrency Revolving Commitments. The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Multicurrency Revolving Loans denominated in a Foreign Currency at the end of the Interest Periods therefor; provided that (x) the Administrative Agent shall release to the Borrower from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrower to be in compliance with this paragraph and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrower with the Administrative Agent for purposes of this Section 4.2 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 4.2.

(f) If the Global Draw Acquisition is not consummated on or prior to the date that is 30 days after the date that the Tranche C Term Loans are made, then the Borrower shall prepay all outstanding Tranche C Term Loans on the next Business Day. If any prepayment is required to be made pursuant to this Section 4.2(f), such prepayment shall be applied solely in respect of Tranche C Term Loans, and the proviso to Section 4.2(d) shall not apply.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans denominated in Dollars may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurocurrency Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Notwithstanding the foregoing, the Borrower may not elect to convert the currency in which any Loan is denominated.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and, if the Borrower shall fail to give such notice of continuation of a Multicurrency Revolving Loan denominated in a Foreign Currency, such Multicurrency Revolving Loan denominated in a Foreign Currency shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurocurrency Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the relevant Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (A) the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the relevant Revolving Facility plus 2%), in the case of amounts that are owing in Dollars, or (B)(I) the Eurocurrency Rate in respect of the relevant Foreign Currency plus (II) 2%, in the case of amounts owing that are denominated in Foreign Currencies, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period in respect of Loans denominated in Dollars, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(c) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period in respect of any Foreign Currency (any such Foreign Currency is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 4.7 in respect of Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in Dollars shall be continued as Base Rate Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans and (y) in respect of any Multicurrency Revolving Loans denominated in a Foreign Currency, then (i) any Multicurrency Revolving Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Multicurrency Revolving Loans denominated in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars under the relevant Facility or Multicurrency Revolving Loans denominated in a Foreign Currency in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages, Tranche C Term Percentages, Dollar Revolving Percentages or Multicurrency Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans of either Class shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Class then held by the Lenders of such Class. The amount of each principal prepayment of the Term Loans of either Class shall be applied to reduce the then remaining installments of the Term Loans of such Class pro rata based upon the then remaining principal amount thereof. Amounts repaid or prepaid on account of the Term Loans of either Class may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans under a Revolving Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans under such Revolving Facility then held by the Revolving Lenders under such Revolving Facility. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds, except payments to be made directly to an Issuing

Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 4.9, 4.10, 4.11 and 11.5 shall be made directly to the Persons entitled thereto; provided that payments made in a Foreign Currency shall be made prior to 12:00 Noon, local time in the place of payment, on the due date thereof to the Administrative Agent at the office of the Administrative Agent designated by the Administrative Agent from time to time for payments made in such Foreign Currency. All payments to be made by the Borrower hereunder shall be made in Dollars; provided that (i) payments in respect of the principal of or interest on any Multicurrency Revolving Loan denominated in a Foreign Currency shall be made in such Foreign Currency, (ii) any amounts payable under Section 4.9 or 4.11 in respect of any Multicurrency Revolving Loan or Multicurrency Letter of Credit denominated in a Foreign Currency shall be payable in such Foreign Currency if the certificate submitted by the applicable Lender or Issuing Lender in respect of such amount specifies such amount in such Foreign Currency and (iii) payments in respect of Multicurrency Letters of Credit and Multicurrency L/C Obligations denominated in a Foreign Currency may be made in such Foreign Currency to the extent permitted by, and shall be made to the extent required by, the applicable provisions of this Agreement. The Administrative Agent shall distribute such payments received by it for the account of any other Person to the appropriate recipient promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon (i) in the case of Loans denominated in Dollars, at the greater of (A) a rate equal to the daily average Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent and (ii) in the case of Multicurrency Revolving Loans denominated in a Foreign Currency, at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the

 Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility (or with respect to Multicurrency Revolving Loans denominated in a Foreign Currency, at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount), on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders under the relevant Facility or the Issuing Lender their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon (i) in the case of Loans denominated in Dollars, at the greater of (A) the rate per annum equal to the daily average Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation and (ii) in the case of Multicurrency Revolving Loans denominated in a Foreign Currency, at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(ii) shall impose on such Lender or Issuing Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing, maintaining or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount received or receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, after submission by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such corporation for such reduction. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Multicurrency Revolving Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to any Multicurrency Revolving Lender of making or maintaining any Multicurrency Revolving Loan in such Foreign Currency, and such Multicurrency Revolving Lender shall deliver to the Borrower a notice requesting compensation under this paragraph, then the Borrower will pay to such Multicurrency Revolving Lender on each Interest Payment Date with respect to each Multicurrency Revolving Loan in such affected Foreign Currency an amount that will compensate such Multicurrency Revolving Lender for such additional cost.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) setting forth the basis of calculation of such additional amounts shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Agreement, if, (i)(A) the adoption of any law, rule or regulation after the Effective Date, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (C) compliance by any Multicurrency Revolving Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date, shall make it unlawful for any such Multicurrency Revolving Lender to make or maintain any Multicurrency Revolving Loan denominated in a Foreign Currency or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Revolving Loan denominated in a Foreign Currency, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 4.9) which would make it impracticable for any Multicurrency Revolving Lenders to make or maintain Multicurrency Revolving Loans denominated in the relevant Foreign Currency after the Effective Date to, or for the account of, the Borrower, then:

(i) by written notice to the Borrower and to the Administrative Agent, such Multicurrency Revolving Lender or Multicurrency Revolving Lenders may declare that Multicurrency Revolving Loans denominated in the affected Foreign Currency will not thereafter (for the duration of such unlawfulness) be made by such Multicurrency Revolving Lender or Multicurrency Revolving Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Multicurrency Revolving Loan denominated in such Foreign Currency or to continue a Multicurrency Revolving Loan denominated in such Foreign Currency, as the case may be, for an additional Interest Period shall, as to such Multicurrency Revolving Lender or Multicurrency Revolving Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) all outstanding Multicurrency Revolving Loans denominated in the affected Foreign Currency made by such Multicurrency Revolving Lender or Multicurrency Revolving Lenders shall be repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

(f) For purposes of Section 4.9(e), a notice to the Borrower by any Multicurrency Revolving Lender shall be effective as to each Multicurrency Revolving Loan denominated in the affected Foreign Currency made by such Multicurrency Revolving Lender, if lawful, on the last day of the Interest Period currently applicable to such Multicurrency Revolving Loan denominated in a Foreign Currency; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

4.10 Taxes. (a) Any and all payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) Each Lender (or Transferee) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g) If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund attributable to any Non-Excluded Taxes or Other Taxes paid by the Borrower or for which the Lender or the Administrative Agent has received payment from the Borrower hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrower the amount of such refund without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In addition, upon a written request by the Borrower, any Lender and the Administrative Agent shall timely execute and deliver to the Borrower such certificates, forms or other documents which can be reasonably furnished consistent with the facts to assist the Borrower in applying for refunds of Non-Excluded Taxes or Other Taxes remitted hereunder, unless to do so will unduly prejudice or cause undue hardship to such Lender or the Administrative Agent (as determined in the sole discretion of such Lender or the Administrative Agent). This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

4.11. Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans, in each case, on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.10(b) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.10(b).

4.13. Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9, 4.10(a) or 4.10(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and (if the replaced Lender was a Revolving Lender) each Issuing Lender and (if the replaced Lender was a Dollar Revolving Lender) the Swingline Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9, 4.10(a) or 4.10(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request by any Lender (through the Administrative Agent), the Borrower will prepare, execute and deliver to such Lender a promissory note of the Borrower payable to the order of such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent, evidencing Loans made by such Lender.

4.15. Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans (or, in the case of Multicurrency Revolving Loans denominated in a Foreign Currency, be repaid) on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Foreign Currency Exchange Rate. (a) No later than 1:00 P.M., London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a Borrowing Request pursuant to Section 3.2 for a borrowing of a Multicurrency Revolving Loan denominated in a Foreign Currency or a request for a Letter of Credit denominated in a Foreign Currency pursuant to Section 3.8, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency in accordance with the foregoing (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 3.1(a) or 3.7(a), as applicable, with respect to such Borrowing Request or Application). The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 4.7, 11.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b) No later than 5:00 P.M., London time, on each Reset Date and each Borrowing Date with respect to Multicurrency Revolving Loans denominated in a Foreign Currency, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Multicurrency Revolving Loans denominated in a Foreign Currency then outstanding (after giving effect to any Multicurrency Revolving Loans denominated in a Foreign Currency to be made or repaid on such date and the aggregate amount of the L/C Obligations then outstanding).

(c) The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition.  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or disclosed in this Section 5..

5.2. No Change.  Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation.  Except as described on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property material to its business, and, to its knowledge, good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3, and as set forth on Schedule B to each Title Policy.

5.9. Intellectual Property.  Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10. Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority which have become due and payable (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.11. Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that would result in a material liability; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount in relation to the business of the Borrower; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

5.14. Investment Company Act; Public Utility Holding Company Act; Other Regulations.  No Loan Party is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Restatement Effective Date, (a) Schedule 5.15(a) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or other equity granted to employees, directors or other persons and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or, as of the Restatement Effective Date, except as disclosed on Schedule 5.15(b).

5.16. [Reserved]

5.17. Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties currently owned, leased or operated by any Group Member (the “Subject Properties”) and, to the knowledge of the Borrower, the facilities and properties formerly owned, leased or operated by any Group Member do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b) no Group Member has received any written notice of, or is aware of, any violation, alleged violation or non-compliance, request for information, claim or demand liability or potential liability arising under or relating to any Environmental Laws involving any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Subject Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law in either case, as to which any Group Member is or, to the knowledge of the Borrower, will be named as a party;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations of any Group Member in connection with the Subject Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws;

(f) the Subject Properties and all operations at the Subject Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any applicable Environmental Law with respect to the Subject Properties or the Business; and

(g) no Group Member has assumed or retained any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock have been delivered to the Administrative Agent, together with proper endorsements executed in blank and such other action has been taken with respect to Pledged Stock of Foreign Subsidiaries as specified in the Guarantee and Collateral Agreement, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements specified on Schedule 5.19(a) have been filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b) Each Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Lenders (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to the exceptions set forth on Schedule B to the applicable Title Policy and the Liens permitted under Section 8.3. Schedule 1.1(a) lists each parcel of real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Effective Date.

5.20. Solvency.  Each Loan Party is, and after giving effect to the Restatement Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21. Senior Indebtedness.  The Obligations (x) constitute “Senior Debt” and “Designated Senior Debt” of the Borrower under and as defined in each Senior Subordinated Securities Indenture and (y) are the only existing “Designated Senior Debt” under each Senior Subordinated Securities Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Debt” of such Subsidiary Guarantor under and as defined in each Senior Subordinated Securities Indenture.

5.22. Regulation H.  As of the Effective Date, except as specified on Schedule 5.22, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23. Material Contracts. (a) As of the Restatement Effective Date, (i) each Material Contract is in full force and effect and is a legal, valid and binding obligation of each party thereto enforceable in accordance with its terms and (ii) no Group Member is in default of any material provision of any Material Contract.

(b) To the best knowledge of the Borrower, (i) there has been no default, breach or other violation of any Material Contract and (ii) no Governmental Authority has any basis for terminating any Material Contract other than customary termination provisions relating to convenience and other similar provisions, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(c) To the best knowledge of the Borrower, no Governmental Authority has delivered notice of or otherwise demonstrated its intention to exercise its option to terminate a Material Contract on the basis of clause (b)(ii) above between itself and any of the Group Members, except for any such terminations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Schedule 5.23 sets forth each material contract between any Group Member and any Governmental Authority in effect on the Effective Date.

5.24. Insurance.  Schedule 5.24 sets forth a description of all material insurance maintained by or on behalf of the Borrower and the Subsidiary Guarantors as of the Effective Date. As of the Restatement Effective Date, all premiums due and payable in respect of such insurance have been paid. The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

SECTION 6.  CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit.  [Intentionally Omitted].

6.2. Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Tranche C Term Loan Conditions. In the case of the borrowing of Tranche C Term Loans, the Borrower shall have delivered to the Administrative Agent, for distribution to the Lenders, not later than the delivery of the borrowing request for such borrowing, a pro forma consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended prior to such borrowing for which financial statements are available (certified by a Responsible Officer of the Borrower), giving effect to such borrowing and the Global Draw Acquisition, and such pro forma balance sheet shall be consistent with the forecasts and other financial information provided to the Administrative Agent prior to March 16, 2006.

Each borrowing by and issuance of a Letter of Credit for the account of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements.  Furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP.

7.2. Certificates; Other Information.  Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (h), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining, on a consolidated basis, compliance by all Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect in any material respect in light of the circumstances under which such estimates and assumptions were made;

(d) if at any time the Borrower is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, within 90 days after the end of each fiscal year of the Borrower and within 45 days after the end of each other fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Senior Subordinated Securities Indenture;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports the Borrower may make to, or file with, the SEC;

(g) if any Subsidiary organized under the laws of any jurisdiction within the United States becomes directly owned by a Foreign Subsidiary, prompt notice thereof, including whether such Subsidiary is to be treated as a Foreign Subsidiary in accordance with the proviso to the definition of the term “Domestic Subsidiary”; and

(h) promptly, such additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.

7.3. Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including, for the avoidance of doubt, any tax obligations), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i)  Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with responsible officers of the Group Members and with their independent certified public accountants; provided that, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations by any such Lender shall be coordinated through the Administrative Agent and shall not exceed two visits each year.

7.7. Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member of which any Group Member has knowledge or notice or (ii) litigation, request for information, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority of which any Group Member has knowledge or notice, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member of which any Group Member has knowledge or notice (i) in which the amount involved is $2,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or a Multiemployer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, in each case, if the Borrower would reasonably be expected to incur any material liabilities as a result of such event or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan if the Borrower could reasonably be expected to incur any material liabilities as a result of any such event; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and to obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all response, monitoring, remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all respects with all orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that the Borrower shall not be deemed in violation of this clause (b) if it promptly challenges any such order or directive of any Governmental Authorities in a manner consistent with Environmental Laws and pursues such challenge or challenges diligently and the pendency of such challenges, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to, or to materially affect any real property owned, leased or operated by, any Group Member; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Group Member or any offsite location to which any Group Member sent Materials of Environmental Concern for disposal or treatment.

7.9. Additional Collateral, etc. (a) With respect to any property acquired after the Effective Date by the Borrower or any Subsidiary Guarantor (other than (x) any property described in paragraph (b), (c), (d), or (e) below, and (y) any property subject to a Lien expressly permitted by Section 8.3(m) or 8.3(p) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions reasonably as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Effective Date by the Borrower or any Subsidiary Guarantor (other than any such real property subject to a Lien expressly permitted by Section 8.3(m)), including any such real property owned by a new Subsidiary at the time it becomes subject to the requirements of Section 7.9(c) below, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary or a non-Wholly Owned Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph (c), shall include (A) any existing Subsidiary that ceases to be a Foreign Subsidiary, (B) any non-Wholly Owned Subsidiary that becomes a Wholly Owned Subsidiary and (C) any Foreign Subsidiary or non-Wholly Owned Subsidiary that provides a guarantee of any Indebtedness (other than the Loans) of the Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary if the aggregate principal amount of all such Indebtedness of the Borrower and such Subsidiary Guarantors guaranteed by such Subsidiary exceeds $5,000,000), promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member or take such other action with respect to Pledged Stock of Foreign Subsidiaries necessary to perfect the first priority security interest of the Administrative Agent in such Pledged Stock, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement owned by such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any Domestic Subsidiary that does not become a Subsidiary Guarantor pursuant to Section 7.9(c), promptly (i) execute and deliver to the Administrative

Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by the Borrower or any Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any Foreign Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary that is directly owned by the Borrower or any Subsidiary Guarantor (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or relevant Subsidiary Guarantor, or take such other action with respect to Pledged Stock of Foreign Subsidiaries necessary to perfect the first priority security interest of the Administrative Agent in such Pledged Stock, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f) With respect to any Intellectual Property, acquired by the Borrower or any Subsidiary Guarantor that is not identified on the Perfection Certificate delivered on the Effective Date, promptly (i) notify the Administrative Agent of such Intellectual Property, (ii) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement or such other documents as shall be necessary or as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Intellectual Property and (iii) take all actions necessary or reasonably requested by the Administrative Agent to perfect a first priority security interest in such Intellectual Property.

7.10 Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the

Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.11. Use of Proceeds. Use the proceeds of the Loans (other than Tranche C Term Loans), together with the proceeds of the issuance of the Senior Subordinated Notes and the Convertible Senior Subordinated Debentures, to finance the Tender Offer and the payments to be made in respect of the Convertible Debentures Options Transactions, to repay amounts owing under the Prior Credit Agreement, to pay fees and expenses related to the Transactions and for general corporate purposes of the Borrower and its Subsidiaries; provided that no more than $50,000,000 of the proceeds of the Revolving Loans shall be used to finance the Tender Offer and the payments to be made in respect of the Convertible Debentures Options Transactions, to repay amounts owing under the Prior Credit Agreement and to pay fees and expenses related to the Transactions. Use the proceeds of the Tranche C Term Loans to finance the 2006 Acquisitions and otherwise for general corporate purposes. Use the Letters of Credit to support obligations incurred by the Borrower and its Subsidiaries for general corporate purposes.

7.12. Hedging Arrangements. As promptly as practicable, and in any event within 90 days after the Effective Date, the Borrower will enter into, and thereafter maintain in effect for the periods specified below, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be that for a period of at least two years after the Effective Date, at least 40% of the Consolidated Total Indebtedness of the Borrower will be Indebtedness that either bears interest at a fixed rate or the interest cost of which is hedged pursuant to such interest rate protection agreements.

7.13. Acknowledgement and Consent. The Borrower will use best efforts to cause each Issuer (as defined in the Collateral and Guarantee Agreement), if any, that is not a Loan Party to execute and deliver to the Administrative Agent, within 30 days after the Effective Date, an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement.

7.14. Lease Amendment. The Borrower will use commercially reasonable efforts to deliver to the Administrative Agent, within 90 days after the Effective Date, an amendment to the Lease Agreement dated as of August 1, 2004 by and between the Development Authority of Forsyth County and Scientific Games International, Inc., providing the Administrative Agent with the lender protections set forth in Section 10.3 of such Lease Agreement.

SECTION 8.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower to exceed (a) 3.75 to 1.00, in the case of any fiscal quarter ending on or prior to June 30, 2006, or (b) 3.50 to 1.00, in the case of any fiscal quarter thereafter.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (determined after giving effect to any applicable Excess Fixed Charge Adjustment) to be less than 1.00 to 1.00.

(c) Consolidated Senior Debt Ratio. Permit the Consolidated Senior Debt Ratio as at the last day of any fiscal quarter of the Borrower to exceed (a) 2.00 to 1.00, in the case of any fiscal quarter ending on or prior to June 30, 2006, or (b) 1.75 to 1.00, in the case of any fiscal quarter thereafter.

(d) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 3.50 to 1.00.

8.2. Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) subject to Section 8.8(j), of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(j), of any Non-Guarantor Subsidiary;

(d) Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof, shortening the maturity thereof or decreasing the weighted average life thereof);

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement by it of any fixed or capital assets in the ordinary course of business, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause 8.2(e) shall not exceed $50,000,000 at any time outstanding;

(f) (i) Indebtedness of the Borrower in respect of (x) the Senior Subordinated Notes in an aggregate principal amount not to exceed the principal amount thereof initially issued less the principal amount thereof repurchased or redeemed in accordance with this Agreement, (y) the Convertible Senior Subordinated Debentures in an aggregate principal amount not to exceed the principal amount thereof initially issued (including pursuant to any exercise of the “green shoe” option granted to the underwriters thereof in connection with such initial issuance) less the principal amount thereof repurchased or redeemed in accordance with this Agreement and (z) the Existing Subordinated Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding after giving effect to the repurchase pursuant to the Tender Offer on the Effective Date less the principal amount thereof subsequently repurchased or redeemed in accordance with this Agreement and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the related Senior Subordinated Securities;

(g) additional Indebtedness of the Borrower or any of the Subsidiary Guarantors in an aggregate principal amount (for the Borrower and all Subsidiary Guarantors) not to exceed $50,000,000 at any one time outstanding;

(h) additional Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount (for all such Subsidiaries) not to exceed $25,000,000 at any one time outstanding, provided that, any such Indebtedness is non-recourse to the Borrower and the Subsidiary Guarantors;

(i) Indebtedness consisting of indemnities relating to surety bonds issued in the ordinary course of business;

(j) obligations pursuant to the “earnout” provisions in respect of the Global Draw Acquisition and the Racing Venue Acquisition;

(k) obligations pursuant to the escrow and post-closing adjustment provisions in respect of the EssNet Acquisition; and

(l) Permitted Additional Subordinated Debt.

8.3. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments, governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory bank liens, rights of set-off or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and letters of credit issued in lieu of such deposits in the ordinary course of business;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) attachment or judgment Liens not constituting an Event of Default under Section 9; provided that such Lien is released within 60 days after the entry thereof;

(g) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that, such Liens do not encumber any property other than the goods subject to such customs duties;

(h) zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(i) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(j) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(k) Liens securing Indebtedness of any Non-Guarantor Subsidiary permitted by Section 8.2(b)(iii) and Section 8.2(h), to the extent such Lien does not at any time encumber any property other than the property of such Non-Guarantor Subsidiary;

(l) Liens in existence on the Effective Date listed on Schedule 8.3(l), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(m) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary in the ordinary course of business; provided that (i) such security interests secure Indebtedness permitted by Section 8.2(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(n) Liens created pursuant to the Security Documents;

(o) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(p) Liens securing Indebtedness of the Borrower or any Subsidiary Guarantors incurred pursuant to Section 8.2(g) so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $35,000,000 at any one time;

(q) Liens in favor of surety bond providers securing performance and indemnity obligations of the Group Members to such providers in connection with surety bonds issued in the ordinary course of business to support performance obligations (not including Indebtedness) of such Group Members under contracts entered into in the ordinary course of business (any such surety bond, a “Secured Surety Bond”), provided that, (i) to the extent that any such Lien becomes secured and perfected on a first priority basis, the Borrower or any of its Subsidiaries shall cause, within 75 days after the date that is the earlier of (A) the date that the Borrower or any of its Subsidiaries becomes aware of a default under a contract in respect of which a Secured Surety Bond has been issued or (B) the date that the Borrower or any of its Subsidiaries becomes aware that such Lien has become so perfected, either (x) such Lien to be released or terminated or (y) such Lien to be junior to the Liens created pursuant to the Security Documents on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) the terms of any such Lien shall provide, at the time provision is made for the granting of such Lien, that such Lien shall only become effective upon the occurrence of a default in respect of the related contract for which a Secured Surety Bond has been issued or a bankruptcy or similar event with respect to the relevant Group Members; and

(r) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien does not secure Indebtedness, and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be.

8.4. Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(j), with or into any Foreign Subsidiary or Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may be merged or consolidated with another Non-Guarantor Subsidiary without limitation;

(b) the Borrower or any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(j), any Non-Guarantor Subsidiary; notwithstanding the foregoing, any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Non-Guarantor Subsidiary without limitation; and

(c) any Subsidiary may liquidate, wind up or dissolve after the Disposition of all of its assets as set forth in Section 8.4(b).

8.5. Disposition of Property.  Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete or worn out Property in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; and

(e) (i) Dispositions of other Property (other than any sale of less than all of the Capital Stock of any Subsidiary then owned by the Group Members) or (ii) Dispositions of minority interests in joint ventures or any Non-Guarantor Subsidiary, having a fair market value not to exceed $40,000,000 in the aggregate for any fiscal year of the Borrower, provided that (A) the aggregate amount of all such Dispositions shall not exceed $125,000,000 during the term of this Agreement, (B) the consideration received in any such Disposition shall be in an amount at least equal to the fair market value of such Property, (C) at least 75% of the consideration received in any such Disposition shall be in cash, provided that the amount of such consideration required to be paid in cash may be reduced to 50% so long as the remaining portion of such consideration is comprised of debt or equity securities of the acquiring Person; and provided, further, that Dispositions of other Property for an amount of up to $2,000,000 in any fiscal year shall not be subject to this clause (C), and (D) the Net Cash Proceeds of any such Dispositions shall be applied to prepay Tranche B Term Loans to the extent required pursuant to Section 4.2(c);

(f) the sale or issuance of any Non-Guarantor Subsidiary’s Capital Stock to any other Non-Guarantor Subsidiary in compliance with any other applicable requirements of this Agreement (including, to the extent applicable, Sections 8.8 and 8.10); and

(g) Dispositions pursuant to the Transfer Transactions.

8.6. Restricted Payments.  Declare or make any Restricted Payment, except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b) the Borrower may repurchase (x) shares of its Capital Stock to the extent that such repurchase is deemed to occur upon the exercise of stock options to acquire the Borrower’s common stock or similar arrangements to acquire common stock; provided that such repurchased Capital Stock represent a portion of the exercise price thereof and provided, further, that no cash is expended (or obligation to expend cash, other than with respect to related withholding taxes, is incurred) by the Borrower or any of its Subsidiaries pursuant to this clause (x), (y) shares of the Borrower’s Capital Stock held by directors, executive officers, members of management or employees of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such directors, executive officers, members of management or employees, so long as (1) immediately prior to and after giving effect to such repurchase, no Default or Event of Default shall have occurred or is continuing and (2) the aggregate amount of cash expended by the Borrower pursuant to this clause (y) does not exceed

$5,000,000 in any fiscal year of the Borrower and (z) shares of the Borrower’s or any of its Subsidiary’s Capital Stock, so long as (1) immediately prior to, and after giving effect to such repurchase, no Default or Event of Default shall have occurred or is continuing, (2) after giving effect to such repurchase (and any other such repurchases since the last day of the most recently ended fiscal quarter) and any Indebtedness incurred in connection therewith, the Borrower is in compliance with Section 8.1 (determined on a pro forma basis as if such repurchases had occurred, and any such Indebtedness had been incurred, on the last day of the most recent fiscal quarter or, for purposes of Section 8.1(b), on the first day of the most recently ended period of four consecutive fiscal quarters), (3) at the time of the repurchase (and after giving effect thereto), there shall be remaining at least $15,000,000 of Available Revolving Commitments and (4) the aggregate amount expended for repurchases pursuant to this clause (z) shall not exceed $50,000,000 (plus, if the Consolidated Leverage Ratio as of the end of the most recently ended fiscal quarter of the Borrower, determined on a pro forma basis as if all such repurchases since such date and any related incurrences of Indebtedness had occurred at the end of such quarter, shall be less than 1.75 to 1.00, the Permitted Expenditure Amount) in the aggregate;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with the Convertible Debentures Options Transactions;

(d) any Subsidiary may make Restricted Payments ratably with respect to its Capital Stock; and

(e) the Borrower may make dividend payments payable solely in its Capital Stock.

8.7. Payment Blockage Notice.  Give any notice to block or prohibit payments in respect of any Senior Subordinated Securities pursuant to the subordination provisions thereof, except with the prior written consent of the Required Lenders.

8.8. Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) (i) Investments in Cash Equivalents and (ii) other Investments in Foreign Currencies held in the ordinary course of business in the aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time, which Investments would otherwise constitute Cash Equivalents but for the sovereign debt rating of the country issuing such Foreign Currency;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) Investments consisting of Capital Expenditures otherwise permitted by this Agreement;

(f) Investments outstanding on the Restatement Effective Date and listed on Schedule 8.8(f);

(g) Investments consisting of non-cash consideration received by the Borrower and its Subsidiaries in connection with any Disposition of assets permitted under Section 8.5(e) in an aggregate amount not to exceed $25,000,000 at any one time outstanding (determined without regard to any write-downs or write-offs thereof);

(h) Investments in assets useful in the business of the Borrower and its Subsidiaries (of the type described in the definition of the term Reinvestment Notice) made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount, subject to the limitations in clauses (j) and (k) in the case of any such Investment in or by a Non-Guarantor Subsidiary with any such proceeds received by the Borrower or a Subsidiary Guarantor;

(i) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; provided that such Investments shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(j) intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is a Non-Guarantor Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Non-Guarantor Subsidiary, loans made to any such Non-Guarantor Subsidiary and Investments resulting from mergers with or sales of assets to any such Non-Guarantor Subsidiary); provided that the aggregate amount of all such Investments (including, without limitation, all such Guarantee Obligations) made by the Borrower and the Subsidiary Guarantors (excluding those permitted by clause (k) below) valued at cost without giving effect to any write-down or write-off of any such Investments, shall not exceed at any time outstanding during the term of this Agreement the sum of (i) $100,00,000, plus (ii) the amount of such Investments made pursuant to the 2006 Acquisitions and the EssNet Acquisition, plus (iii) the amount of intercompany loans made to Scientific Games Chile Limitada previously scheduled as Indebtedness to third parties on Schedule 8.2(d), plus (iv) the amount of such Investments made pursuant to the sale of any of Scientific Games Chile Limitada, Scientific Games Latino America S.A. and their respective subsidiaries to a Non-Guarantor Subsidiary);

(k) Investments consisting of acquisitions of Capital Stock or assets pursuant to a Permitted Acquisition; provided that (i) the sum of the Excess Fixed Charge Adjustment Balance plus the aggregate amount of all such Investments in Non-Guarantor Subsidiaries (excluding those attributable to consummation of the 2006 Acquisitions and the EssNet Acquisition) shall not exceed $200,000,000 at any time during the term of this Agreement, and (ii) (A) immediately prior to and after giving effect to any such Investment, no Default or Event of Default shall have occurred or is continuing, (B) after giving effect (determined on a pro forma basis as if such Investment had occurred on the last day of the most recent fiscal quarter or, for purposes of Section 8.1(b), on the first day of the most recently ended period of four consecutive fiscal quarters) to such Investment, and all other such Investments made since the end of the most recently ended fiscal quarter, and any Indebtedness incurred in connection therewith, the Borrower is in compliance with Section 8.1 and (C) at the time of such Investment (and after giving effect thereto), there shall be remaining at least $15,000,000 of Available Revolving Commitments;

(l) Investments in joint ventures (other than pursuant to Section 8.8(j)) in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower; provided that (i) 50% of any amount not so expended in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Investments made pursuant to this clause (l) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to sub-clause (i) above;

(m) minority Investments in the securities of any trade creditor, wholesaler, supplier or customer received pursuant to any plan of reorganization or similar arrangement of such trade creditor, wholesaler, supplier or customer, as applicable;

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, without giving effect to any write-down or write-off of any such Investments) not to exceed $15,000,000 during the term of this Agreement;

(o) Investments that will fund Supplemental Executive Retirement Plan liabilities as approved by the board of directors of the Borrower;

(p) intercompany Investments pursuant to the Transfer Transactions; and

(q) Investments made by a deferred compensation plan for employees of the Borrower and its Subsidiaries, to the extent funded by contributions to such plan and permitted by the terms thereof.

8.9 Payments and Modifications of Certain Debt Instruments. (a) (i)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Securities, except Existing Subordinated Notes (either pursuant to the Tender Offer or after the consummation of the Tender Offer); provided that the Borrower may make or offer to make a payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Securities in an aggregate principal amount not to exceed an amount equal to the then unused Permitted Expenditure Amount at such time (after giving effect to any concurrent uses thereof) so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) after giving effect to such payment, prepayment, repurchase or redemption or such optional or voluntary defeasance or segregation of funds, as applicable, and any related incurrence of Indebtedness, the Consolidated Senior Debt Ratio on a pro forma basis would be at least 0.50 below the then current level required by Section 8.1(c) as of the end of the most recently ended fiscal quarter of the Borrower (determined as if all such payments, prepayments, repurchases or redemptions or such optional or voluntary defeasance or segregation of funds and related incurrences of Indebtedness since the last day of such most recently ended fiscal quarter had occurred on the last day of such most recently ended fiscal quarter) and (z) at the time of such payment, prepayment, repurchase or redemption or such optional or voluntary defeasance or segregation of funds (and after giving effect thereto), as applicable, there shall be remaining at least $15,000,000 of Available Revolving Commitments, (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Securities (other than any such amendment, modification, waiver or other change that (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would eliminate any covenant or make any covenant less restrictive and (B) does not involve the payment of a consent fee) or (iii) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of any Senior Subordinated Securities Indenture.

(b) Make any cash payment in respect of the principal amount of any Convertible Senior Subordinated Debentures that are converted, unless (i) immediately prior to and after giving effect to any such cash payment, no Default or Event of Default shall have occurred or is continuing, (ii) after giving effect (determined on a pro forma basis as if such payment had occurred on the last day of the most recent fiscal quarter or, for purposes of Section 8.1(b), on the first day of the most recently ended period of four consecutive fiscal quarters) to such cash payment, the Borrower is in compliance with Section 8.1 and (iii) at the time of such cash payment (and after giving effect thereto), there shall be remaining at least $15,000,000 of Available Revolving Commitments.

8.10. Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited by this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that the provisions of clauses (b) and (c) of this Section 8.10 shall not apply to any transaction (i) between a Non-Guarantor Subsidiary and any other Non-Guarantor Subsidiary and (ii) between a

Subsidiary Guarantor and any Non-Guarantor Subsidiary to the extent such transaction is no less favorable to such Subsidiary Guarantor than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

8.11. Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, other than any such arrangement that (i) if such arrangement is a Capital Lease Obligation, is permitted pursuant to Section 8.2(e), (ii) the consideration received from such arrangement is (A) solely cash consideration to the extent of the fair market value of any Collateral so sold or transferred, as determined in good faith by the Borrower’s board of directors and (B) at least 75% in cash consideration to the extent of the fair market value of the property (other than Collateral) so sold or transferred, as determined in good faith by the Borrower’s board of directors, provided that prior consent of the board of directors shall be obtained if such fair market value was determined to be in excess of $1,000,000 and (iii) the Net Cash Proceeds derived from such arrangement shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(c), without giving any Reinvestment Notice.

8.12. Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

8.13. Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Liens or Capital Lease Obligations otherwise permitted under Sections 8.3(l), (m) and (o), provided that, in each case, any prohibition or limitation shall only be effective against the assets financed thereby, (c) to the extent existing on the Effective Date, contracts with customers prohibiting Liens on any equipment used in the performance of any such contracts set forth on Schedule 8.13(c), (d) to the extent existing on the Effective Date, contracts with customers prohibiting the assignment of such contracts or proceeds owing thereunder set forth on Schedule 8.13(d) and (e) to the extent contracts of the type described in clause (c) or (d) hereof are entered into after the Effective Date, any such contracts (and any renewals thereof) so long as the aggregate value of the assets subject to such prohibitions, in each case as set forth on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP, shall not exceed 5% of the aggregate value of all assets set forth on the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP.

8.14. Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.15. Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto and business utilizing the same or similar technology.

8.16. Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into by the Borrower to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Securities), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest or currency rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary (including any Senior Subordinated Securities); provided that, at the time of and after giving effect to any such Hedge Agreement, at least 40% of Consolidated Total Debt will be comprised of Indebtedness effectively bearing interest at a fixed rate (taking into account the effect of all Hedge Agreements, whether fixed to floating or floating to fixed), (c) the Convertible Debentures Options Transactions and (d) other Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has exposure that do not involve any risk of payment required to be made by the Borrower or any Subsidiary (other than any up-front payment made at the time such Hedge Agreement is entered into).

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.11 or Section 8 of this Agreement or Sections 5.5 or 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

(l) any Senior Subordinated Securities or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations, as provided in any Senior

Subordinated Securities Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of such Senior Subordinated Securities or the holders of at least 25% in aggregate principal amount of such Senior Subordinated Securities shall so assert in writing; or

(m) any Group Member defaults in the observation or performance of any agreement or condition contained in one or more contracts with respect to which Secured Surety Bonds have been issued resulting in a notice or notices of claims submitted under the Secured Surety Bonds and the aggregate amount of such claims exceed $20,000,000 at any time outstanding and such defaults shall either (x) be continuing for a period of 60 days or more or (y) have resulted in the provider of the relevant Secured Surety Bonds taking any enforcement action in respect of the Lien securing such Secured Surety Bond;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.  THE AGENTS

10.1. Appointment. (a) Each Lender and Issuing Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) The Issuing Lender shall act on behalf of the Revolving Lenders with respect to Letters of Credit issued or made under this Agreement and the documents associated therewith. It is understood and agreed that the Issuing Lender (i) shall have all of the benefits and immunities (x) provided to the Agents in this Section 10 with respect to acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued or made under this Agreement and the documents associated therewith as fully as if the term “Agents”, as used in this Section 10, included the Issuing Lender with respect to such acts or omissions and (y) as additionally provided in this Agreement and (ii) shall have all of the benefits of the provisions of Section 10.7 as fully as if the term “Agents”, as used in Section 10.7, included the Issuing Lender.

10.2. Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent and any such agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions.  Neither any Agent nor any of their respective Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this

Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

10.7. Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent at any time upon notice to the Lenders, the Issuing Lenders and the Borrower and may be removed at any time by the Required Lenders. Upon the resignation or removal of the Administrative Agent under this Agreement and the other Loan Documents, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor agent, which agent shall be a bank organized and doing business under the laws of the United States or any state thereof, subject to supervision or examination by any federal or state authority and having a total shareholder equity aggregating at least $1,000,000,000 or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Section 10 and Section 11.5 shall inure to its benefit and the benefit of its agents and their respective Related Parties as to any actions taken or omitted to be taken by any of them while it was acting under this Agreement and the other Loan Documents.

10.10. Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. Lead Arrangers and Syndication Agent.  Each of the Lead Arrangers and the Syndication Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

SECTION 11.  MISCELLANEOUS

11.1. Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of Section 2.4 or this Section 11.1; provided that Incremental Term Loan Amendments pursuant to and in compliance with Section 2.4 shall not be subject to this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, consents, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount of any Loan or L/C Disbursement or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, extend the required date of reimbursement of any L/C Disbursement, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment under either Revolving Facility, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, modify or amend any rights thereunder or make any determination or grant any consent thereunder, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any material guarantee under the Guarantee and Collateral Agreement or limit the applicable Loan Party’s liability in respect of such guarantee, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under a Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to such Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to the Tranche B Term Loan Facility and the Majority Facility Lenders with respect to the Tranche C Term Loan Facility; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; (x) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not other Classes) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time; or (xi) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans or Tranche C Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans or Tranche C Term Loans, as applicable, in effect immediately prior to such refinancing.

11.2. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

(i) to the Borrower at 750 Lexington Avenue, New York, NY 10022, Attention of Robert C. Becker (Telecopy No. (212) 754-2372);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Loan and Agency Services Group (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, NY 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574);

(iii) if to JPMorgan Chase Bank, N.A., as Issuing Lender, to 270 Park Avenue, 15th Floor, New York, NY 10017, Attention of David Gugliotta (Telecopy No. (212) 270-3513), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, New York 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Loan and Agency Services Group (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 3rd Floor, New York, NY 10172, Attention of Donald Shokrian (Telecopy No. (646) 534-0574); and; and

(v) if to any other Lender or Issuing Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 2, 3 and 4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges that would otherwise be provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

11.4. Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 4.9, 4.10, 4.11 and 11.5 and 11.12(e) and Section 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

11.5. Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Syndication Agent, the Administrative Agent and the Lead Arrangers for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter (not less frequently than quarterly, if accrued and unbilled fees exceed $15,000) as such Agent shall deem appropriate, (b) to pay or reimburse each Lender, Issuing Lender and Agent for all its costs and reasonable expenses incurred in connection with the enforcement or preservation of any rights under this

Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and Issuing Lender and of counsel to such Agent, provided that, the fees and disbursements of counsel to any such Lender shall only be paid or reimbursed to the extent incurred in connection with a Default or an Event of Default, (c) to pay, indemnify, and hold each Lender, Issuing Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse each Issuing Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the conversion of any Multicurrency Letter of Credit denominated in a Foreign Currency pursuant to the terms of this Agreement, and (e) to pay, indemnify, and hold each Lender, Issuing Lender and Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations or current or former properties of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, arising under or related to Environmental Laws, that any of them may have by statute or otherwise against any Indemnitee, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 11.5 shall be payable not later than ten days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Robert C. Becker (Telephone No.: (212) 754-2233 and Telecopy No: (212) 754-2372), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Lender and Swingline Lender; provided that no consent of any Issuing Lender or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to an Ineligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (C) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Facility;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor or assignee; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more related Approved Funds; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(F) in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by, or has as its principal investment advisor, a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender or is the principal investment advisor of a Lender.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11, 11.5 and 11.12(e)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver (1) that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c)(ii) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 4.10(a) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

1.10. Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments.  The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent, Issuing Lender or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents, the Issuing Lender and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality.  Each Agent, Issuing Lender and Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent, Issuing Lender or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

11.16. WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. [Reserved]

11.18 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 11.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

11.19. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Annex A

PRICING GRID FOR LOANS (OTHER THAN TRANCHE C TERM LOANS)

Pricing Level	Applicable Margin for Eurocurrency Loans	Applicable Margin for Base Rate Loans
I	2.00%	1.00%
II	1.75%	0.75%
III	1.50%	0.50%
IV	1.25%	0.25%

PRICING GRID FOR TRANCHE C TERM LOANS

Pricing Level	Applicable Margin for Eurocurrency Loans	Applicable Margin for Base Rate Loans
I	1.50%	0.50%
II	1.25%	0.25%
III	1.00%	0.00%
IV	0.75%	0.00%

The Applicable Margin shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the date which is six months after the Effective Date (or, in the case of the Tranche C Term Loans, the first Adjustment Date occurring after June 30, 2006), based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date. For the purposes of the Applicable Margin for the Tranche C Term Loans, prior to the date on which the financial statements specified in Section 7.1 for the fiscal quarter ended June 30, 2006 are required to be delivered, the Applicable Margin shall be determined by reference to Pricing Level II.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.25 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.25 to 1.00 but greater than or equal to 2.50 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.00 to 1.00.

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